UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 CASCADE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	1221	41-2122221
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9595 Wilshire Blvd., Suite 900, Beverly Hills, CA, 90212 Tel. (310) 300-4063
(Address and telephone number of registrant’s principal executive offices)

William Scott Marshall, President 9595 Wilshire Blvd., Suite 900, Beverly Hills, CA, 90212 Tel. (310) 300-4063

(Name, address and telephone number of agent for service)

Copy of communications to:
William L. Macdonald, Esq.
Clark Wilson LLP
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604.687.5700

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.  [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [	]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (US$)	Amount of registration fee(2)
Common Stock to be offered for resale by selling security holders upon conversion of convertible debentures	90,000,000(3)	$0.23	$20,700,000.00	$2,214.90
Common Stock to be offered for resale by selling security holders upon exercise of share purchase warrants	16,812,130(4)	$0.23	$3,866,789.90	$413.75
Common Stock to be offered for resale by selling security holders issued pursuant to a private placement	350,000	$0.23	$80,500.00	$8.61
Common Stock to be offered for resale by selling security holders upon exercise of share purchase warrants	350,000(5)	$0.23	$80,500.00	$8.61
Total Registration Fee				$2,645.87

(1)

In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)

Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933. Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on January 5, 2006.

(3)

Represents up to 90,000,000 shares of common stock that may be issued upon conversion of all 5% convertible debentures in the aggregate amount of $3,500,000 due November 30, 2008 or February 10, 2009 that were issued pursuant to private placements dated November 30, 2005 and February 10, 2006. Interest accrues on the unpaid balance of the principal amount of each debenture and is payable in United States dollars on the debenture due date.

(4)	Represents 16,812,130 shares of common stock that may be issued upon exercise of share purchase warrants at any time until November 30, 2010, at an exercise price of $0.2902 per share.
(5)	Represents 350,000 shares of common stock that may be issued upon exercise of share purchase warrants at any time until November 22, 2007, at an exercise price of $0.60 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion

____________, 2006

CASCADE ENERGY, INC.

A NEVADA CORPORATION

SHARES OF COMMON STOCK OF CASCADE ENERGY, INC.

_________________________________

This prospectus registers a total of 107,512,130 shares of our company stock. This prospectus relates to the resale by certain selling security holders of our company of up to 107,512,130 shares of our common stock in connection with the resale of:

- up to 90,000,000 shares of our common stock which may be issued upon the conversion of certain convertible debentures issued in private placements on November 30, 2005 and February 10, 2006;

- up to 12,000,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placements on November 30, 2005;

- up to 4,812,130 shares of our common stock which may be issued on the exercise of certain share purchase warrants issued in partial payment of placement agent fees;

- 350,000 shares of our common stock issued in connection with the private placement on November 22, 2005; and

- up to 350,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on November 22, 2005.

The selling security holders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling security holders. We will pay for the expenses of this offering.

Our common stock is quoted on the National Association of Securities Dealers OTC Bulletin Board under the symbol “CSCE”. On January 5, 2006, the closing bid price of our common stock was $0.23.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 9 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holder may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ______________, 2006.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PAGE NUMBER
PROSPECTUS SUMMARY	7
RISK FACTORS	9
RISKS RELATED TO SOME OF OUR OUTSTANDING SECURITIES	9
We have issued convertible debentures and share purchase warrants, and our obligations under the convertible debentures and the warrants pose risks to the price of our common stock and our continuing operations.	9
The holders of the convertible debentures have the option of converting the convertible debentures into shares of our common stock. The holders of the convertible debentures may also exercise their common share purchase warrants. If the convertible debentures are converted or the share purchase warrants are exercised, there will be dilution of your shares of our common stock.	9
The convertible debentures provide for various events of default that would entitle the holders to require us to immediately repay the outstanding principal amount, plus accrued and unpaid interest, in cash. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.	10
All of our assets are secured and consequently if we default on the convertible debentures, our continued operation will be adversely affected.	10
Any significant downward pressure on the price of our common stock could encourage short sales by the holders of the convertible debentures or by others. Such short sales may in turn place additional downward pressure on the market price of our common stock.	11
Sales of a substantial number of shares of our common stock into the public market by the selling security holders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.	11
The holder of the convertible debentures has the option of converting the principal outstanding under the convertible debentures into shares of our common stock. If the holder converts the convertible debentures, there will be dilution of your shares of our common stock.	12
A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.	12
If we issue additional shares in the future this may result in dilution to our existing stockholders.	12
RISKS RELATED TO OUR BUSINESS	13
We have had negative cash flows from operations. Our business operations may fail if our actual cash requirements exceed our estimates, and we are not able to obtain further financing.	13
We have a history of losses which may continue, which may negatively impact our ability to achieve our business objectives.	13
If we are unable to obtain additional funding our business operations will be harmed and if we do obtain additional financing our then existing shareholders may suffer substantial dilution.	13
Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.	14

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.	14
If we are unable to retain the services of William Scott Marshall and Chris Foster or if we are unable to successfully recruit qualified managerial and field personnel having experience in oil and gas exploration, we may not be able to continue our operations.	14
As our properties are in the exploration stage, there can be no assurance that we will establish commercial discoveries on our properties.	15
Even if we are able to, the potential profitability of oil and gas ventures depends upon factors beyond the control of our company.	15
Even if we are able to discover and generate a gas or oil well, there can be no assurance the well will become profitable.	15
Competition in the oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring the leases.	15
The marketability of natural resources will be affected by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable.	15
Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.	15
Exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuation of our operations.	16
Exploration drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect of our financial position.	16
All of our directors and officers are located outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.	16
Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.	16
Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our stock.	17
NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock	17
FORWARD-LOOKING STATEMENTS	17
SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE	18
THE OFFERING	18
USE OF PROCEEDS	18
PRIVATE PLACEMENTS	19
SELLING SECURITY HOLDERS	20
NOVEMBER 30, 2005 and February 10, 2006 PRIVATE PLACEMENT OF Convertible Debentures and warrants	22
PLAN OF DISTRIBUTION	24

LEGAL PROCEEDINGS	26
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28
DESCRIPTION OF COMMON STOCK	28
PENNY STOCK RULES	29
INTEREST OF NAMED EXPERTS AND COUNSEL	29
EXPERTS	29
DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	29
DESCRIPTION OF PROPERTY	30
DESCRIPTION OF BUSINESS	31
REPORTS TO SECURITY HOLDERS	36
MANAGEMENT DISCUSSION AND ANALYSIS AND PLAN OF OPERATION	36
NEW ACCOUNTING PRONOUNCEMENTS	39
APPLICATION OF CRITICAL ACCOUNTING POLICIES	40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	41
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	42
DIVIDEND POLICY	42
EXECUTIVE COMPENSATION	42
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES	43
COMPENSATION OF DIRECTORS	43
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS	44
FINANCIAL STATEMENTS	45
WHERE YOU CAN FIND MORE INFORMATION	78

As used in this prospectus, the terms “we”, “us” and “our” mean Cascade Energy Inc.

All dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

Cascade Energy, Inc. (formerly “Pro-Tech Holdings Ltd.”) was incorporated under the laws of the State of Nevada on December 23, 2003. After we effected the acquisition of Power Grow System Ltd., a private British Columbia company, on February 29, 2004, our focus was on identifying and securing business opportunities in the hydroponics plant growing equipment manufacturing industry. Due to the inability to run this business with a profit, and the difficulty in attracting additional capital on terms favorable to existing shareholders, previous management of our company ceased operation of this business and instead focused on the oil and gas sector as an industry that would more readily enhance shareholder value.

We are an exploration stage company engaged in the exploration and development of natural gas and oil properties in the province of Alberta, Canada, and in the States of California and Kansas, U.S.A. Our primary objective is to acquire, discover, upgrade and expand North American energy reserves towards near-term production and cash flow, together with identifying and participating in exploration opportunities.

To date we have acquired initial working interests in the Coyote Creek gas prospect in the Sacramento basin of California, USA, the Empress gas and Bolloque oil prospects in Alberta, Canada, and have entered into a data sharing agreement respecting several prospective areas in the State of Kansas, U.S.A.

Number of Shares Being Offered

This prospectus registers a total of 107,512,130 shares of our company stock. This prospectus relates to the resale by certain selling security holders of our company of up to 107,512,130 shares of our common stock in connection with the resale of:

- up to 90,000,000 shares of our common stock which may be issued upon the conversion of certain convertible debentures issued in private placements on November 30, 2005 and February 10, 2006;

- up to 12,000,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on November 30, 2005;

- up to 4,812,130 shares of our common stock which may be issued on the exercise of certain share purchase warrants issued in partial payment of placement agent fees;

- 350,000 shares of our common stock issued in connection with the private placement on November 22, 2005; and

- up to 350,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on November 22, 2005.

The selling security holders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling security holders. We will pay for the expenses of this offering.

Our common stock is quoted on the National Association of Securities Dealers OTC Bulletin Board under the symbol “CSCE”. On January 5, 2006, the closing bid price of our common stock was $0.23.

The selling security holders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution”.

Number of Shares Outstanding

There were 49,150,000 shares of our common stock issued and outstanding as at February 1, 2006.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling security holders. However, we will receive gross proceeds of $4,878,880 assuming the exercise of all of the related share purchase warrants issued in connection with the private placement on November 30, 2005. Since we cannot predict when the warrants will be exercised, if ever, we have not earmarked these proceeds for any particular purpose and we anticipate that any proceeds that we do receive will be added to our general working capital for application to our ongoing operations.

We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the years ended February 28, 2005 and February 29, 2004 and our unaudited interim financial statements for the nine month period ended November 30, 2005, including the notes to those financial statements which are included elsewhere in this prospectus. The summarized consolidated financial data should also be read in conjunction with the section entitled “Management Discussion and Analysis and Plan of Operation” beginning on page 36 of this prospectus.

	For the year ended February 28, 2005	For the year ended February 29, 2004
Revenue	$189,139	Nil
Net Loss for the Period	$(244,324)	$(10,441)
Loss Per Share basic and diluted	$(0.00)	$(0.00)
	As at February 28, 2005	As at February 29, 2004
Working Capital	$(207,338)	$(42,493)
Total Assets	$17,377	$196,073
Total Liabilities	$224,715	$148,414
Total Number of Issued Shares of Common Stock	72,800,000	24,400,000
Deficit accumulated in the development stage	$(254,765)	$(10,441)
Total Stockholders’ Equity	$17,377	$196,073

	For the nine months ended November 30, 2005	For the nine months ended November 30, 2004
Revenue	$0	$0
Net Loss for the Period	$(969,449)	$(105,474)
Loss Per Share - basic and diluted	$(0.02)	$(0.00)
	As at November 30, 2005
Working Capital (Deficiency)	$(1,226,385)
Total Assets	$245,529
Total Number of Issued Shares of Common Stock	49,150,000
Deficit	$(1,150,338)
Total Stockholders’ Equity, Deficiency	$(1,079,587)

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO SOME OF OUR OUTSTANDING SECURITIES

We have issued convertible debentures and share purchase warrants, and our obligations under the convertible debentures and the warrants pose risks to the price of our common stock and our continuing operations.

The convertible debentures, in the aggregate principal amount of $3,500,000, will mature on November 30, 2008 or February 10, 2009 ($1,750,000 on each date respectively). The convertible debentures provide that the holder of the debentures may convert the outstanding principal and accrued interest into shares of our common stock. The purchasers of the convertible debentures also hold an aggregate of 12,000,000 share purchase warrants.

The terms and conditions of the convertible debentures and the share purchase warrants pose unique and special risks to our continuing operations and the price of our common stock. Some of those risks are outlined below.

The holders of the convertible debentures have the option of converting the convertible debentures into shares of our common stock. The holders of the convertible debentures may also exercise their common share purchase warrants. If the convertible debentures are converted or the share purchase warrants are exercised, there will be dilution of your shares of our common stock.

The issuance of shares of our common stock upon conversion of the convertible debentures and upon exercise of the share purchase warrants will result in dilution to the interests of other holders of our common stock, since the holders of the convertible debentures may sell all of the resulting shares into the public market.

The principal amount of the convertible debentures may be converted at the option of the holders into shares of our common stock at the lower of a set price of $0.2902 per share or 80% of the lowest volume weighted average trading price per share for the five trading days prior to conversion, subject to adjustment pursuant to the anti-dilution provisions as set forth in the convertible debentures.

Each convertible debenture and each share purchase warrant is subject to anti-dilution protection upon the occurrence of certain events. If, among other things, we offer, sell or otherwise dispose of or issue any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the conversion price of the convertible debenture or the exercise price of the share purchase warrant, the conversion price of the convertible debentures or the exercise price of the warrants will be reduced, depending on the number of shares of common stock that we issue at that lower price, to a price which is less than the conversion price or the exercise price.

The convertible debentures provide for various events of default that would entitle the holders to require us to immediately repay the outstanding principal amount, plus accrued and unpaid interest, in cash. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.

We will be considered in default of the convertible debentures if certain events occur. If an event of default occurs, the holders of the convertible debentures can elect to require us to pay all of the outstanding principal amount, plus all other accrued and unpaid amounts under the convertible debentures.

Some of the events of default include matters over which we may have some, little or no control. If a default occurs and we cannot pay the amounts payable under the convertible debentures in cash (including any interest on such amounts and any applicable late fees under the convertible debentures), the holders of the debentures may protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained in the convertible debentures, in the related securities purchase agreement or in any document or instrument delivered in connection with or pursuant to the convertible debentures, or to enforce the payment of the outstanding convertible debentures or any other legal or equitable right or remedy. This would have an adverse effect on our continuing operations.

All of our assets are secured and consequently if we default on the convertible debentures, our continued operation will be adversely affected.

We are financing our operations primarily through the issuance of the convertible debentures. These convertible debentures have been secured primarily by all of out assets. As collateral security for the payment and satisfaction of all of our obligations under the convertible debentures, we granted a continuing first priority security interest in and to all of our assets (which we now own or which we acquire in the future) to the holders of the debentures. The assets included all accounts, accounts receivable, contracts, notes, bills, inventory, machinery, equipment, supplies, furniture, furnishings, fixtures, corporate or business records, inventions, designs, patents, patent applications, trademarks, trademark registrations and applications, goodwill, trade names, trade secrets, trade processes, copyrights, copyright registrations and applications, licenses, permits, franchises, customer lists, computer programs, all claims under guarantees and tax refund claims.

As collateral security for the payment and satisfaction of all of our obligations under the convertible debentures, we also pledged and collaterally assigned to the holders a first priority security interest in 44,000,000 shares of common stock.

If we default on the debentures, the holders of the debentures have the following rights:

•	all of the rights and remedies of a secured party under the Uniform Commercial Code of the state where such rights and remedies are asserted, or under other applicable law;
•	the right to foreclose by any available judicial procedure or without judicial process;

•

the right to enter into our premises through self-help and without judicial process, without first obtaining a final judgment or giving us notice, to remove any of our assets in order effectively to collect or liquidate such assets;

•

the right to sell, assign, lease or to otherwise dispose of all or any of our assets in its then existing condition, or after any further manufacturing or processing thereof, at public or private sale of sales; and

•	the right to sell, assign and deliver or collect the whole or any part of the pledged stock.

If we default on any of these convertible debentures, and the debenture holders seek to enforce any of the security that we have granted, we may be required to cease operations as continuing our business would be difficult, and perhaps not possible, depending upon the remedy pursued by the debenture holders.

Any significant downward pressure on the price of our common stock could encourage short sales by the holders of the convertible debentures or by others. Such short sales may in turn place additional downward pressure on the market price of our common stock.

Any significant downward pressure on the price of our common stock as the noteholders sell shares of our common stock could encourage short sales by others, subject to applicable securities laws. In turn, sales of a substantial number of shares of our common stock by way of short sales could further depress the market price of our stock.

In an ordinary or "uncovered" short sale, a selling stockholder causes his or her executing broker to borrow the shares to be delivered at the completion of the sale from another broker, subject to an agreement to return them upon request, thereby avoiding the need to deliver any shares actually owned by the selling stockholder on the settlement date for the sale. Since the selling stockholder does not own the shares that are sold, the selling stockholder must subsequently purchase an equivalent number of shares in the market to complete or "cover" the transaction. The selling stockholder will realize a profit if the market price of the shares declines after the time of the short sale, but will incur a loss if the market price rises and he or she is forced to buy the replacement shares at a higher price. Accordingly, a declining trend in the market price of our common stock may stimulate short sales.

Sales of a substantial number of shares of our common stock into the public market by the selling security holders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 49,150,000 shares of common stock issued and outstanding as of February 1, 2006. When this registration statement is declared effective, the selling security holders may convert their convertible debentures and exercise their share purchase warrants. Under such circumstances, assuming conversion of the fixed conversion price of $0.2902, and conversion of the share purchase warrants, up to 28,872,778 shares will be added to the number of issued and outstanding shares of our company, not including any adjustments that may be made to the conversion price. As a result of this registration statement, a substantial number of our shares of common stock may be issued and may be available for resale, which could have an adverse effect on the price of our common stock.

To the extent any of the selling security holders convert any of their convertible debentures or exercise any of their share purchase warrants, and then resell the shares of common stock issued to them upon such conversion or exercise, as applicable, the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as the selling security holders sell the shares of our common stock could encourage short sales by others. Any such short sales could place further downward pressure on the price of our common stock.

The holder of the convertible debentures has the option of converting the principal outstanding under the convertible debentures into shares of our common stock. If the holder converts the convertible debentures, there will be dilution of your shares of our common stock.

The conversion of the Convertible Debentures will result in dilution to the interests of other holders of our common stock since the holder may ultimately convert the full amount of the Convertible Debentures and sell all of these shares into the public market.

The following table sets forth the number and percentage of shares of our common stock that would be issuable if the holder of the Debenture converted at the base fixed conversion price of $0.2902 and reduced conversion prices of $0.25, $0.20, $0.15, $0.10 and $0.05.

Conversion Price	Number of Shares Issuable on Conversion of Convertible Debentures(1)	Percentage of Issued and Outstanding(2)
$0.2902	12,060,648	19.70%
$0.25	14,000,000	22.17%
$0.20	17,500,000	26.26%
$0.15	23,333,333	32.19%
$0.10	35,000,000	41.59%
$0.05	70,000,000	58.75%

(1)            Represents the number of shares issuable if all principal amounts of all of the Convertible Debentures were converted at the corresponding conversion price.

(2)            Represents the percentage of the total outstanding common stock that the shares issuable on conversion of the Convertible Debentures without regard to any contractual or other restriction on the number of securities the selling stockholder may own at any point in time. Based on 49,150,000 shares issued and outstanding on February 1, 2006.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products, implement our marketing plans and continue our current operations. If the stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations and as a result we may be forced to scale down or even cease our operations.

If we issue additional shares in the future this may result in dilution to our existing stockholders.

Our Certificate of Incorporation authorizes the issuance of 200,000,000 shares of common stock. We currently have 49,150,000 shares issued and outstanding as at February 1, 2006. We are registering an additional 107,512,130 shares of our common stock for resale by the selling security holders, as described herein. Of the 107,512,130 shares of our common stock being registered, only 350,000 are currently included in our issued and outstanding shares number. If we are required to issue all other shares being registered that are not currently issued and outstanding, we may have up to 156,312,130 shares issued and outstanding, resulting in substantial dilution to our existing stockholders. In addition, our board of directors has the authority to issue additional shares up to the authorized capital stated in the certificate of incorporation. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to obtain additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. It will also cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change of control of our corporation.

RISKS RELATED TO OUR BUSINESS

We have had negative cash flows from operations. Our business operations may fail if our actual cash requirements exceed our estimates, and we are not able to obtain further financing.

Our company has had negative cash flows from operations as we have not yet generated any significant revenues. To date, we have incurred significant expenses in acquisitions and exploration. Our business plan calls for additional significant expenses necessary to bring our oil and gas properties to production. We have estimated that we will require approximately $2,125,000 to carry out our business plan during the year ending December 31, 2006. As at August 31, 2005, we have cash of $3,949, and subsequently received gross proceeds of $3,500,000 from the sale of 5% convertible debentures due November 30, 2008 and February 10, 2009 pursuant to private placements. We believe we have sufficient funds to satisfy our cash requirements to complete our current exploration and development program. Our company intends to raise further equity or debt financing to expand our acquisition, exploration and development activities, although we have not identified any sources of such financing. However, there is no assurance that actual cash requirements will not exceed our estimates, in which case we will require additional financing to bring our products into commercial operation, finance working capital and pay for operating expenses and capital requirements until we achieve a positive cash flow. In particular, additional capital may be required in the event that:

- we incur any significant unanticipated expenses.

- drilling and completion costs for further wells increase beyond our expectations; or

- we encounter greater costs associated with general and administrative expenses or offering costs.

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans.

We may not be able to obtain additional equity or debt financing on acceptable terms if and when we need it. Even if financing is available it may not be available on terms that are favourable to us or in sufficient amounts to satisfy our requirements. If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our exploration and development program, respond to changing business or economic conditions, withstand adverse operating results, and compete effectively. More importantly, if we are unable to raise further financing when required, our continued operations may have to be scaled down or even ceased and our ability to generate revenues would be negatively affected.

We have a history of losses which may continue, which may negatively impact our ability to achieve our business objectives.

We incurred net losses of $403,038 for the six months ended August 31, 2005. We cannot be assured that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in exploration stage oil and gas companies. There can be no assurance that our exploration and development programs will be successful or that future operations will be profitable. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

If we are unable to obtain additional funding our business operations will be harmed and if we do obtain additional financing our then existing shareholders may suffer substantial dilution.

We will require additional funds to sustain and expand our oil and gas exploration activities. We anticipate that we will require up to approximately $2,125,000 to fund our continued operations for the twelve month period ending December 31, 2006. Additional capital may be required to effectively support the operations and to otherwise implement our overall business strategy. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our exploration plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

In their report dated April 20, 2005, our independent auditors stated that our financial statements for the fiscal year ended February 28, 2005 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities. Our continued net operating losses increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

We have no history of revenues from operations and have no significant tangible assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our company has a limited operating history in the business of oil and gas exploration and must be considered in the development stage. Our success is significantly dependent on a successful acquisition, drilling, completion and production program. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

If we are unable to retain the services of William Scott Marshall and Chris Foster or if we are unable to successfully recruit qualified managerial and field personnel having experience in oil and gas exploration, we may not be able to continue our operations.

Our success depends to a significant extent upon the continued service of William Scott Marshall, our president and director, and Chris Foster, one of our directors. Loss of the services of Messrs. Marshall and Foster could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the life of Messrs. Marshall or Foster. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

As our properties are in the exploration stage, there can be no assurance that we will establish commercial discoveries on our properties.

Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil and/or gas wells. Our properties are in the exploration stage only and are without proven reserves of oil and gas. We may not establish commercial discoveries on any of our properties.

Even if we are able to, the potential profitability of oil and gas ventures depends upon factors beyond the control of our company.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls or any combination of these and other factors, and respond to changes in domestic, international, political, social and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. In addition, adverse weather conditions can also hinder drilling operations. These changes and events may materially affect our future financial performance. These factors cannot be accurately predicted and the combination of these factors may result in our company not receiving an adequate return on invested capital.

Even if we are able to discover and generate a gas or oil well, there can be no assurance the well will become profitable.

We have only recently commenced production on certain of our properties. However, a productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. In addition, the marketability of oil and gas which may be acquired or discovered will be affected by numerous factors, including the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection, all of which could result in greater expenses than revenue generated by the well.

Competition in the oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring the leases.

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed. Our budget anticipates our acquisition of additional acreage. This acreage may not become available or if it is available for leasing, that we may not be successful in acquiring the leases.

The marketability of natural resources will be affected by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages. To date, we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in the future and this may affect our ability to expand or maintain our operations.

Exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuation of our operations.

In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuation of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry. We believe that our operations comply, in all material respects, with all applicable environmental regulations. Our operating partners maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect on our financial position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution or hazards against which it cannot adequately insure or which it may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

All of our directors and officers are located outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under United States federal securities laws against our directors or officers.

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board service of the National Association of Securities Dealers. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the company’s operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance.

Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like Amex. Accordingly, shareholders may have difficulty reselling any of the shares.

Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the NASD (National Association of Securities Dealers Inc.) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for its shares.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 9 to 16, that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains an internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

THE OFFERING

This prospectus registers a total of 107,512,130 shares of our company stock. This prospectus relates to the resale by certain selling security holders of our company of up to 107,512,130 shares of our common stock in connection with the resale of:

- up to 90,000,000 shares of our common stock which may be issued upon the conversion of certain convertible debentures issued in private placements on November 30, 2005 and February 10, 2006;

- up to 12,000,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on November 30, 2005;

- up to 4,812,130 shares of our common stock which may be issued on the exercise of certain share purchase warrants issued in partial payment of placement agent fees;

- 350,000 shares of our common stock issued in connection with the private placement on November 22, 2005; and

- up to 350,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on November 22, 2005.

The selling security holders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling security holders. We will pay for the expenses of this offering.

Our common stock is quoted on the National Association of Securities Dealers OTC Bulletin Board under the symbol “CSCE”. On January 5, 2006, the closing bid price of our common stock was $0.23.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling security holders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling security holders and we will not receive any proceeds from the resale of the common stock by the selling security holders. We will, however, incur all costs associated with this registration statement and prospectus. We will receive gross proceeds of $4,878,880 upon the exercise of all of the share purchase warrants issued in connection with the private placement on November 30, 2005 (assuming all share purchase warrants are exercised at their current respective exercise prices prior to expiry). Since we cannot predict when the warrants will be exercised, if ever, we have not earmarked these proceeds for any particular purpose, and we anticipate that any proceeds that we do receive will be added to our general working capital for application to our ongoing operations.

PRIVATE PLACEMENTS

November 22, 2005 Private Placement

On November 22, 2005, we closed a private placement consisting of 350,000 units at a price of $0.30 per unit for gross proceeds of $105,000. Each unit consists of one common share and one non-transferable common share purchase warrant exercisable for a period of twenty-four months from the date of closing at an exercise price of $0.60. We issued the securities to thirteen non U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

November 30, 2005 Private Placement

On November 30, 2005, we entered into a securities purchase agreement with an institutional investor for an aggregate purchase price of $3,500,000, of which we have issued (i) a $1,750,000 secured convertible debenture, convertible into shares of our common stock, par value $0.001, and (ii) a warrant to purchase an aggregate of 12,000,000 additional shares of our common stock at an exercise price of $0.2902 per share exercisable until November 30, 2010. An additional $1,750,000 secured convertible debenture was issued on February 10, 2006. Pursuant to the registration rights agreement entered into between our company and the investor, we agreed to file a registration statement registering the shares of our common stock issuable upon conversion of the convertible debentures and liquidated damages, and the shares of our common stock issuable upon the exercise of the warrants. The proceeds of the private placement will be used for general corporate purposes.

The secured convertible debenture is convertible into shares of our common stock at any time by dividing the dollar amount being converted by the lower of $0.2902 or 80% of the lowest volume weighted average trading price per share of our common stock for five trading days immediately preceding the conversion date. The interest on the convertible debenture shall accrue on the outstanding principal balance at a rate of 5% per annum.

Yorkville Advisors LLC received a fee of $350,000, which is equal to 10% of the purchase price, which will be paid pro rata from the gross proceeds of each closing. Yorkville Advisors LLC also received a structuring fee of $10,000.

We issued the securities to an accredited investor pursuant to exemptions from registration as set out in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities.

We also issued to each of H.C. Wainwright & Co., Inc. and 1st SB Partners, Ltd. 2,406,065 warrants to purchase up to 2,406,065 shares of our common stock, exercisable to November 30, 2010, at an exercise price of $0.2902 per share. H.C. Wainwright & Co. Inc. is a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934. We issued these warrants pursuant to Rule 506 of Regulation D under the Securities Act of 1933, in partial payment of placement fees in connection with the sale of our convertible debentures to the other selling stockholders.

In the registration rights agreement with the investor in the November 30, 2005 private placement, as amended by agreement between the parties, we agreed to file this registration statement on or before February 12, 2006. After filing this registration statement, we are required to use our best efforts to cause this registration statement to become effective by April 30, 2006. We will be required to keep the registration statement effective for a period of two (2) years from the date it becomes effective.

In the event that:

- we fail to file this registration statement by February 12, 2006; or

- we fail to have this registration statement declared effective by April 30, 2006;

(each of these is deemed to be a registration default) then our company will pay liquidated damages to each of the investors equal to 2% of the aggregate purchase price paid by each holder for the first 30 days after the date of default and 2% of the aggregate purchase price paid by each holder for the debentures for every 30 day period thereafter. The foregoing events are also events of default under the secured convertible debentures. An additional event of default under the debentures is if this prospectus is unavailable for more than five consecutive trading days or more than eight trading days.

SELLING SECURITY HOLDERS

The selling security holders may offer and sell, from time to time, any or all of the common stock issued and the common stock issuable to them upon conversion of or as interest payments on the convertible debentures and the exercise of the share purchase warrants. Because the selling security holders may offer all or only some portion of the 107,512,130 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling security holders upon termination of the offering.

For a description of the convertible debentures and the related share purchase warrants, see the section of the prospectus entitled "November 30, 2005 and February 10, 2006 Private Placement of Convertible Debentures and Warrants".

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling security holders as of February 1, 2006, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling security holders.

Other than the relationships described below, none of the selling security holders had or have any material relationship with us within the past three years. Other than as set forth herein, none of the selling security holders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Security holder and Position, Office or Material Relationship with Cascade Energy	Common Shares owned by the Selling Security holder (2)	Number of Shares Issuable Upon Conversion of the Convertible Debentures and/or Upon Exercise of the Share Purchase Warrants(3)	Total Shares Registered	Number of Shares Owned by Selling Security holder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
Cornell Capital Partners LLP(4)	Nil	102,000,000	102,000,000	Nil	Nil
H.C. Wainwright & Co., Inc.(5)	Nil	2,406,065	2,406,065	Nil	Nil
1st SB Partners, Ltd.(6)	Nil	2,406,065	2,406,065	Nil	Nil
Glen D. Harder	150,000	150,000	300,000	Nil	Nil
Garry Fleck	16,667	16,667	33,334	Nil	Nil
Michael Karwat	16,667	16,667	33,334	Nil	Nil
Tara Hammond	16,667	16,667	33,334	Nil	Nil
Rob Omstead	16,667	16,667	33,334	Nil	Nil
Josh Stipic	16,667	16,667	33,334	Nil	Nil
Jerry Yampolsky	16,667	16,667	33,334	Nil	Nil

Name of Selling Security holder and Position, Office or Material Relationship with Cascade Energy	Common Shares owned by the Selling Security holder (2)	Number of Shares Issuable Upon Conversion of the Convertible Debentures and/or Upon Exercise of the Share Purchase Warrants(3)	Total Shares Registered	Number of Shares Owned by Selling Security holder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
Karl R. Josefson	16,667	16,667	33,334	Nil	Nil
Dane Brown , V.P. Corporate Development and Director	16,666	16,666	33,332	Nil	Nil
Chris Speed	16,666	16,666	33,332	Nil	Nil
Jeff Finlay	16,666	16,666	33,332	Nil	Nil
Mark Methven	16,666	16,666	33,332	Nil	Nil
Mark Patzke	16,667	16,667	33,334	Nil	Nil

(1)             Assumes all of the shares of common stock offered are sold. There were 49,150,000 common shares issued and outstanding on February 1, 2006.

(2)	The number of shares of common stock listed as beneficially owned by such selling security holder.

(3)             The number of shares of common stock listed as beneficially owned by such selling security holder includes: (i) 90,000,000 shares of common stock potentially issuable upon conversion of convertible debentures, principal amount of $3,500,000, due on November 30, 2008 (as to $1,750,000) and February 10, 2009 (as to $1,750,000); and (ii) 12,000,000 shares of common stock potentially issuable upon the exercise of share purchase warrants, exercisable until November 30, 2010 at an exercise price of $0.2902 per share. For these purposes, any contractual or other restriction on the number of securities the selling security holder may own at any point have been disregarded.

(4)             All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with us.

(5)            H.C. Wainwright & Co., Inc., is a registered broker-dealer. The company issued these warrants to HCW as partial compensation for HCW’s services as placement agent in connection with the transaction, and HCW acquired the HCW warrants in the ordinary course of business. At the time of HCW’s acquisition of the warrants, HCW did not have any agreements, understandings, or arrangements with any persons, either directly or indirectly, to distribute the warrants or shares of common stock underlying the warrants. John Clarke exercises sole dispositive and voting control over all of the securities owned by HCW. By virtue of such control, John Clarke may be deemed to beneficially own the outstanding common stock beneficially owned by HCW.

(6)             The company issued these warrants to 1st SB Partners, Ltd. as partial compensation for 1st SB Partners, Ltd.’s services as placement agent in connection with the transaction, and 1st SB Partners, Ltd. acquired the 1st SB Partners, Ltd. warrants in the ordinary course of business. At the time of 1st SB Partners, Ltd.’s acquisition of the warrants, 1st SB Partners, Ltd. did not have any agreements, understandings, or arrangements with any persons, either directly or indirectly, to distribute the warrants or shares of common stock underlying the warrants. Sarah Speno exercises sole dispositive and voting control over all of the securities owned by 1st SB Partners, Ltd.. By virtue of such control, Sarah Speno may be deemed to beneficially own the outstanding common stock beneficially owned by 1st SB Partners, Ltd.

We may require the selling security holders to suspend the sales of the securities offered in the prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

In the registration rights agreement with the investor in the November 30, 2005 private placement, as amended by agreement between the parties, we agreed to file this registration statement on or before February 12, 2006. After filing this registration statement, we are required to use our best efforts to cause this registration statement to become effective by April 30, 2006. We will be required to keep the registration statement effective for a period of two (2) years from the date it becomes effective.

In the event that:

- we fail to file this registration statement by February 12, 2006; or

- we fail to have this registration statement declared effective by April 30, 2006;

(each of these is deemed to be a registration default) then our company will pay liquidated damages to each of the investors equal to 2% of the aggregate purchase price paid by each holder for the first 30 days after the date of default and 2% of the aggregate purchase price paid by each holder for every 30 day period thereafter. The foregoing events are also events of default under the secured convertible debentures. An additional event of default under the debentures is if this prospectus is unavailable for more than five consecutive trading days or more than eight trading days.

NOVEMBER 30, 2005 AND FEBRUARY 10, 2006 PRIVATE PLACEMENT OF

CONVERTIBLE DEBENTURES AND WARRANTS

The convertible debentures and the share purchase warrants were issued in connection with a private placement where we sold an aggregate value of $3.5 million in convertible debentures to one accredited investor. The convertible debentures mature on November 30, 2008 (as to $1,750,000) and February 10, 2009 (as to $1,750,000).

Interest, Maturity And Prepayment

The convertible debentures bear interest on the outstanding principal amount until the convertible debentures are paid in full at an annual rate of five percent (5%). Interest on the convertible debentures is payable on maturity in cash.

All principal and interest on the convertible debentures shall be due on November 30, 2008 (as to $1,750,000) and February 10, 2009 (as to $1,750,000).

We may prepay the convertible debentures at any time provided that the closing bid price of our company’s common stock is less than the fixed conversion price of $0.2902 per share, by paying 120% of the principal amount plus accrued.

Conversion Provisions, Conversion Price and Adjustments

The holders, at their option, may convert, at any time until the close of business on the business day before the date of final maturity of the convertible debentures, all or any portion of the principal amount of the convertible debentures into fully paid and non-assessable shares of our common stock at the conversion price in effect at the date of conversion. The conversion price shall be equal to the lesser of a fixed conversion price of $0.2902, subject to adjustment, or 80% of the lowest daily volume weighted average price of our company's common stock for the five trading days immediately prior to the conversion date.

The fixed conversion price of $0.2902 will be adjusted on the occurrence of any one of the following events:

•	we declare a dividend payable in, or other distribution of, additional shares of our common stock;
•	we subdivide or reverse split our outstanding shares of common stock;
•	we make a distribution of securities (other than shares of our common stock); or
•

if we issue or sell any shares of common stock or any warrants, options or other rights to subscribe for or purchase any additional shares of common stock or any convertible securities, whether or not the rights to exchange or convert thereunder are immediately exercisable for consideration per share or the price per share for which common stock is issuable upon the exercise of such warrants or other rights or upon conversion or exchange of such convertible securities is less than the conversion price in effect immediately prior to the time of such issue or sale.

If any one of these events happens, then the fixed conversion price will generally be adjusted to equal the current conversion price multiplied by a fraction (i) the numerator of which is the total number of shares of common stock issued and outstanding immediately prior to the time of such issuance, and (ii) the denominator of which is the sum of the total number of shares of common stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of common stock issuable as a result of such issuance.

Events of Default

If an event of default occurs, the holders of a convertible debenture can elect to require us to pay all of the outstanding principal amount, plus all other accrued and unpaid amounts under the convertible debenture.

Some of the events of default include matters over which we may have some, little or no control. If a default occurs and we cannot pay the amounts payable under the convertible debentures in cash (including any interest on such amounts and any applicable late fees under the convertible debentures), the holders of the debentures may protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained in the convertible debentures, in the related securities purchase agreement or in any document or instrument delivered in connection with or pursuant to the convertible debentures, or to enforce the payment of the outstanding convertible debentures or any other legal or equitable right or remedy. This would have an adverse effect on our continuing operations.

Share Purchase Warrants

In connection with the sale of our convertible debentures, we also sold an aggregate of 12,000,000 share purchase warrants to the purchaser of the convertible debentures. The warrants entitle the holder to purchase an aggregate of 12,000,000 shares of our common stock at $0.2902 per share, subject to adjustment, and are exercisable at any time until November 30, 2010.

We also issued to each of H.C. Wainwright & Co., Inc. and 1st SB Partners, Ltd. 2,406,065 warrants to purchase up to 2,406,065 shares of our common stock, exercisable to November 30, 2010, at an exercise price of $0.2902 per share. H.C. Wainwright & Co. Inc. is a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934. We issued these warrants pursuant to Rule 506 of Regulation D under the Securities Act of 1933, in partial payment of placement fees in connection with the sale of our convertible debentures to the other selling stockholders.

The exercise price of the warrants will be adjusted on the occurrence of any one of the following events:

•	we declare a dividend payable in, or other distribution of, additional shares of our common stock;
•	we subdivide or reverse split our outstanding shares of common stock;
•	we make a distribution of securities (other than shares of our common stock);
•

if we issue or sell any shares of common stock or any warrants, options or other rights to subscribe for or purchase any additional shares of common stock or any convertible securities, whether or not the rights to exchange or convert thereunder are immediately exercisable for consideration per share or the price per share for which common stock is issuable upon the exercise of such warrants or other rights or upon conversion or exchange of such convertible securities is less than the conversion price in effect immediately prior to the time of such issue or sale.

Consequences of Adjustments in the Conversion Price of the Convertible Debentures or Exercise Price of the Share Purchase Warrants

Any adjustments to the fixed conversion price which reduces the conversion price of the convertible debentures and the exercise price of the share purchase warrants will result in the holders of the convertible debentures receiving more shares upon conversion of the convertible debentures and exercise of the share purchase warrants. If the holders of the convertible debentures and the share purchase warrants are entitled to receive a greater number of shares of our common stock due to adjustments to the conversion price, then:

•	the other holders of common stock will experience substantial and increasing dilution;
•

to the extent the holders of the convertible debentures convert the convertible debentures, exercise the share purchase warrants and sell their shares of common stock, the price of our common stock may decrease and continue to decrease as these additional shares are sold in the market; and

•	the issuance of the shares and any decrease in the market price may make it more difficult for us to raise capital or sell equity securities in the future.

Any adjustment which reduces the conversion price of the convertible debentures or the exercise price of the share purchase warrants may also result in a decrease in the market price of our common stock.

PLAN OF DISTRIBUTION

The selling security holder may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the OTC Bulletin Board) in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resales by the broker or dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of the applicable exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions;

(f)	market sales (both long and short to the extent permitted under the federal securities laws);
(g)	at the market to or through market makers or into an existing market for the shares;
(h)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and
(i)	a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its share purchase warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to include the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act of 1933 by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5, and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
William Scott Marshall	President and Director	46	September 6, 2005
Dane Brown	V.P. Corporate Development and Director	33	November 25, 2005
Chris Foster	Director	41	April 21, 2005
Gordon Samson	Chief Financial Officer and Director	47	January 31, 2006

Business Experience

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person’s principal occupation during the period, and the name and principal business of the organization by which he was employed.

William Scott Marshall, President, Chief Executive Officer and Director

Mr. Marshall is a financial consultant with over 15 years of venture capital experience in private and public companies. From 2000 to 2003, Mr. Marshall was a self-employed venture capital consultant providing management and financial consulting services primarily to small and medium-sized natural resource exploration and development entities. In June 2005, Mr. Marshall was reappointed as President and Director of Fidelis Energy, Inc., a public oil and gas developer and producer, where he previously served as President and Director for the June 2003 to February 2004 period. Mr. Marshall currently also serves as President of Blue Scorpion Energy Ltd. (since May 2003), a private oil and gas developer and producer, and as President of Stormlight Consulting (since December 2003), a private venture capital consulting service. With an extensive history in natural resource markets, Mr. Marshall brings a wealth of experience to Cascade in the form of financings, corporate filings, management, and company structure from his duties with several public companies. Mr. Marshall was responsible for bringing the Alberta properties to Cascade.

Dane Brown, V.P. Corporate Development and Director

Mr. Brown has work experience in film and commercial productions to business administration. He has assisted a number of publicly reporting companies in British Columbia, namely Horse Power Holdings Ltd., a financial consulting/film industry company, where he is the President; has been an investor relations consultant to First Goldwater Resources Inc. from April 1 to July 1, 2001; Condor Gold Fields Inc. from February 1 to April 1, 2001; and Habanero Resources Inc. where he served as Vice President of Corporate Development during the period December 2000 to May 2003. In November of 2004, he obtained a diploma in Business Administration from the Capilano College in North Vancouver, BC.

Chris Foster, Director

Mr. Foster was also our Chief Financial Officer from April 21, 2005 to November 25, 2005.

Mr. Foster is a seasoned financial professional with a proven track record in accounting, financial analysis and administration. From November 2000 to present, Mr. Foster has been a senior accountant at Pacific Opportunity Capital Ltd., a venture capital firm facilitating IPO’s and conducting financial and administrative management for primarily development stage resource companies. Prior to that, from February 1996 to November 2000 Mr. Foster was employed as an Accountant for a chartered accounting firm located in British Columbia. Mr. Foster received his professional accounting designation from the Certified General Accountants Association in 2003, and holds a diploma in Financial Management from the British Columbia Institute of Technology.

Gordon Samson, Chief Financial Officer and Director

Mr. Samson is an accredited accountant with approximately 20 years of experience in the financial arena.  From April 1997 to March 2000, Mr. Samson was an Account Manager and Investment Advisor with Global Securities Corporation and provided controller services to  a variety of publicly held companies.  From March 2000 to November 2000, Mr. Samson was a Controller and Consultant for American Resource Managements Consultant, Ltd. and provided CFO services to several companies.  During that time, Mr. Samson was on the Board of Directors of Manu Forti Group, Inc. (OTCBB - "MNFG"), Data Fortress Systems Group, Ltd. (OTCBB - "DFGRF") and CYOP Systems International, Inc. (OTCBB - "CYOI") among others.  From November 2000 to April 2001, Mr. Samson was a Corporate Finance Associate with Moore Consulting Services, Inc. and provided operational, due diligence, and business plan services for corporate and business sponsor use.  Subsequent to that time, Mr. Samson has provided contract CFO services to a variety of companies.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2006, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
William Scott Marshall 5151 E. Broadway, Suite 1600 Tucson, AZ 85711	17,000,000	34.6%
Dane Brown 3164 Mountain Highway North Vancouver, BC V7K 2H5	Nil	Nil
Chris Foster #3106-1408 Strathmore Mews Vancouver, BC V6Z 3A9	3,000,000	6.1%
Gordon Samson Suite 900, 9595 Wilshire Blvd. Beverly Hills, CA 90212	Nil	Nil
Directors and Officers (as a group)	20,000,000	40.7%

* Less than 1% of the issued and outstanding shares of our company as of February 1, 2006.

(1)            Based on 49,150,000 shares issued and outstanding as of February 1, 2006 and, as to a specific person, shares issuable pursuant to the exercise of share purchase warrants exercisable within 60 days.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 200,000,000 common shares with a par value of $0.001. As at February 1, 2006, we had 49,150,000 common shares issued and outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

PENNY STOCK RULES

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The financial statements included in this prospectus have been audited by Amisano Hanson, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

- reasonably believed that their conduct was in or not opposed to our company’s best interests; or

- with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company’s favour by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted themself in good faith and that such person reasonably believed that their conduct was in or not opposed to our company’s best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to our company.

The determination to indemnify any such person must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- by independent legal counsel in a written opinion; or

- by court order.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

We have an agreement to lease our executive offices to be located at 9595 Wilshire Blvd., Suite 900, Beverly Hills, CA 90212, at a monthly cost of approximately $1,900, including utilities and office services. The term of the lease expires November 30, 2006. At the present time, we do not have any real estate holdings and there are no plans to acquire any real property interests.

Currently we hold interests in certain exploration properties in the State of California, State of Kansas and Province of Alberta pursuant to various working interests in farm in agreements as noted below under "Current Business".

We have interests in two wells as at the date hereof and no developed acreage. As at February 1, 2006 we have interests in one production well that has been drilled, cased and completed and one well which has been drilled and is awaiting completion. "Cased" means that metal casing has been cemented in place in the well to protect the well from fluids, pressures and/or wellbore stability problems in the wells, in anticipation of testing and/or production.

We have a variety of working interests and net revenue interest in our properties and projects as noted below. Our "working interest" consists of our share of gross production, revenues, burdens, field operating costs and gathering and processing fees before deduction of royalties. Our "net revenue interest" means our working interest less the royalties that are payable.

DESCRIPTION OF BUSINESS

Business Development During Last Three Years

Cascade Energy, Inc. (formerly “Pro-Tech Holdings Ltd.”) was incorporated under the laws of the State of Nevada on December 23, 2003. After we effected the acquisition of Power Grow System Ltd. (Power Grow), a private British Columbia company, on February 29, 2004, its focus was on identifying and securing business opportunities in the hydroponics plant growing equipment manufacturing industry.

Power Grow was incorporated pursuant to the laws of British Columbia on August 20, 2001 for the purpose of designing, manufacturing and marketing sophisticated hydroponics plant growing equipment to be marketed in Canada and the United States to nurseries, garden centers, specialized hydroponics equipment shops, gardeners and home hobbyists who wish to grow their own fresh fruits, flowers, herbs and vegetables, year round, faster than conventional gardening, organically and free of outdoor pollutants, pests and weeds.

On February 2, 2004, Cascade entered into a share purchase agreement with Power Grow, Jason Bleuler and Nick Brusatore to acquire 100% of the issued and outstanding shares of voting stock of Power Grow. In consideration of the transfer of all of the outstanding shares of Power Grow, Cascade issued a total of 3,000,000 shares of common stock to the two Power Grow shareholders of which 1,500,000 were issued to Jason Bleuler and 1,500,000 to Nick Brusatore. Mr. Bleuler was appointed to the board of directors of Cascade. Messrs. Bleuler and Brusatore remained on the board of directors of Power Grow. On February 29, 2004, Cascade acquired Power Grow, and Power Grow became its wholly-owned subsidiary.

On April 28, 2005, we changed our name from “Pro-Tech Holdings Ltd.” to “Cascade Energy, Inc.” to better reflect the change of direction of our business operations. On May 5, 2005, we effected a forward split of our issued and outstanding shares of common stock on a one-for-eight basis. This forward split resulted in the increase of our authorized capital stock to 200,000,000 shares of common stock at a par value of $0.001 per share and our shares of preferred stock remained unchanged at 5,000,000 shares of preferred stock at a par value of $0.001 per share. The name change was recorded by the Nevada Secretary of State on April 27, 2005 and took effect with the Over-the-Counter Bulletin Board at the opening for trading on May 5, 2005 under the new stock symbol, CSCE.

On June 30, 2005, we entered into an acquisition/disposition agreement with Power Grow, Jason Bleuler and Nick Brusatore to acquire 12,000,000 (post-split) shares of common stock of Cascade from Jason Bleuler, as to 12,000,000 shares of common stock and Nick Brusatore, as to 12,000,000 shares of common stock in exchange for the shares of common stock of Power Grow.

Current Business

We are an exploration stage company engaged in the exploration and development of natural gas and oil properties in the province of Alberta, Canada, and in the States of California and Kansas, U.S.A. Our primary objective is to acquire, discover, upgrade and expand North American energy reserves towards near-term production and cash flow, together with identifying and participating in exploration opportunities.

To date we have acquired initial working interests in the Coyote Creek gas prospect in the Sacramento basin of California, USA, the Empress gas and Bolloque oil prospects in Alberta, Canada, and a data sharing agreement respecting several prospective areas in the State of Kansas, U.S.A. The rights to the Coyote Creek prospect have been forfeited, but working interests in the Empress, Bolloque and Kansas prospects all remain active. An agreement to acquire an interest in the Strand Fiord coal project on Axel Heiberg Island in the Canadian Arctic was cancelled by our company.

Coyote Creek Prospect

On May 6, 2005, by an assignment agreement, we acquired a 33.075% working interest in certain mineral leases (comprising sections 14, 15, 16, 22, 23, 24, 25, 26, 35 and 36 in Township 26 North Range 3 West and sections 1 and 2 in Township 25 North Range 3 West) situated in Tehama County, California, referred to as the Coyote Creek Prospect. As consideration for this assignment, we assumed complete responsibility for the performance of all obligations of the assignor with respect to the farm-out agreement in which the assignor purchased its 67.5% working interest in the Coyote Creek Prospect. These obligations included $508,336 in geologic, geophysical, administration, land fee, dry hole drilling costs, and plugging and abandonment costs. Drilling was completed in August 2005 and the well proved to be uneconomical, so the entire $508,336 was charged to expense. As at August 31, 2005, no amounts have been capitalized by us with respect to the Coyote Creek Prospect.

The Coyote Creek natural gas prospect is located at the northern end of Sacramento Valley in Tehama County, California. It is north of the Corning Gas Field.

The Coyote Creek prospect is based on 2D seismic and well control. The seismic data and well tops constrain the location of key faults and structural closure. The Coyote Creek prospect is a NW – SE trending faulted anticline with three-way dip closure and fault closure to the southwest. The prospect is situated on the eastern, up-thrown block of the Corning reverse fault, which is also a key structural element at the Corning Gas Field. The upthrown block (“hanging wall”) is associated with gently undulating fault-parallel folding and also northerly trending splay faults, which do not apparently penetrate the shallower, post-Forbes, section. The combination of the Corning Fault and associated folding and splay faults sets up the structural trap at the Coyote Creek prospect.

Empress Prospect

The Empress natural gas exploration project is located in eastern Alberta, Canada approximately 160 miles east of the City of Calgary.

Empress Prospect : Sections 5, 6, and 7

On June 1, 2005, we executed a farm-in agreement with Blue Scorpion Energy Inc. (“Blue Scorpion”, formerly “1048136 Alberta Ltd.”), a private Alberta company, to acquire a 49% working interest in Sections 5, 6, and 7 of the Empress Project, Alberta Canada. Under the terms of the Agreement, we would have earned a 49% working interest in each of the three (3) sections by drilling, casing and completing one exploratory gas well in each section. Well spacing in Alberta allows only one well per section.

We elected not to commence with the drilling of these sections, thereby forfeiting our right to a 49% working interest in these properties. As at August 31, 2005, no amounts have been paid or capitalized by our company with respect to sections 5, 6, and 7 of the Empress Project.

Empress Prospect : Sections 16,19, 17, and 21

On June 30, 2005, we entered into an agreement with Blue Scorpion to acquire a 21% working interest in section 16 of the Empress Project, including the 11-16-24-2W4M well (the “11-16”). Under the terms of the agreement, we will earn the 21% working interest by paying all additional costs and expenses whatsoever relating to all development on Section 16 from the date of the agreement forward. The interests earned by us under the agreement are subject to a 15% over-riding royalty interest for the Province of Alberta and an additional 3% over-riding royalty interest stipulated in an underlying agreement.

The 11-16 was drilled and cased on June 20, 2005 after intersecting three potential hydrocarbon pay zones, and the well was completed in late July, 2005.

In October 2005 the pipeline route survey was completed and currently the last permitting and right of way agreements are being finalized so that pipeline construction can begin. Cascade and partners will tie-in to existing infrastructure at the Alta Gas gathering system. This tie-in point is 1.5 miles from the well and is the best logistical point for connection. We have received a cash call in the amount of approximately $250,000 ($293,469 Canadian funds) from the Operator of the 11-16. This represents the estimated cost to connect the 11-16 to the Altagas gathering system and must be paid by us in a timely fashion in order to earn our company’s 21% working interest in Section 16. We expect that it will be able to arrange financing in a timely fashion in order to fulfil this cash call. As at August 31, 2005, no amounts have been paid or capitalized by our company with respect to Section 16 of the Empress Project.

An amendment to the section 16 agreement was signed subsequent to the quarter ended August 31, 2005, confirming that we have also earned a 49% working interest in three other sections (sections 9, 17, and 21) of the farmout lands near to section 16 as a result of Blue Scorpion having completed the 11-16 well. We have the right and option, for thirty (30) days from rig release of the last earning well drilled on the farmout lands in which to elect in writing to the original farmor to drill an option well at a location of its choice on four pre-selected unearned sections of the farmout lands, which option well must be spudded by us no later than forty five (45) days after its election, subject to surface access, rig availability and regulatory approvals. We would be required to continuously and diligently drill the option well to contract depth and complete, cap or abandon same at our sole cost, risk and expense. Failure by us to elect to drill an option well shall be deemed to be an election to surrender our rights to drill an option well and to earn an interest in the unearned farmout lands.

In the event we elect to drill an option well, we will earn 21% of the Blue Scorpion’s working interest if the option well is on Section 16 and 49% of Blue Scorpion’s working interest if the option well is on any of the other three sections, subject to the overriding royalty and rights of conversion reserved by the original farmor.

Initial production rates from the existing wells have been just under 1 Mmcf per day. Absolute Open Flow Rates (A.O.F.) are in the order of 3 to 5 Mmcf per day with one as high as 14 Mmcf per day. Production is held back to minimize condensate production. Three wells have a cumulative of over 0.4 Bcf each, with one of these having produced 0.9 Bcf.

Empress Prospect : Section 15

On July 22, 2005, we executed a farm-in agreement with Blue Scorpion to acquire a 49% working interest in Section 15 of the Empress Project. Under the terms of the agreement, we would have earned the 49% working interest by drilling one earning well on section 15 and spudding the earning well not later than 30-days after the full execution of the agreement. We elected not to commence with the drilling of the well, thereby forfeiting its right to a 49% working interest. As at August 31, 2005, no amounts have been paid or capitalized by our company with respect to section 15 of the Empress Project.

Bolloque Prospect

The Bolloque project is located 60 miles north of Edmonton, Alberta and is approximately 40% of the way to Lesser Slave Lake, Alberta.

On August 26, 2005, we entered into a farmout agreement with Salida Capital, Inc. (“Salida”), a private Nevada Corporation, to acquire the right to earn 49% of the interests that Salida can otherwise earn in six sections of the Bolloque Project. Salida acquired its interest in the lands under a participation agreement, dated March 14, 2005, with Vega Resources Ltd. (“Vega”). Pursuant to the participation agreement, Salida can earn 100% of the interests that Vega has a right to earn in the lands, subject to a 3% gross overriding royalty reserved for Vega in the participation agreement.

Under the terms of the farmout agreement, we will earn the 49% working interest by drilling one test well on one of the sections comprising the farmout lands. If we fulfill our obligations with respect to the test well, we shall have the right to drill a like well (first option well) on any undrilled section of the farmout lands provided that written election is made to the original farmor within 45 days after the rig release date of the test well. If we elect to drill the first option well, drilling shall commence within 45 days of the written election to the original farmor to drill, subject to rig availability, regulatory approval and suitable surface access. In like manner, we shall have the continuing rolling option to elect to drill further option wells and earn on any undrilled section of the Farmout Lands on the same timing and earning basis as the first option well utilizing the rig release date of the then most immediately preceding earning well.

As at August 31, 2005, we had advanced $374,704 to the operator of the Bolloque oil play for the drilling and casing of the test well on section 1 (the “7-1” well).

In September, 2005, the 7-1 well was spudded and cased on section 1 of the Bolloque Farmout Lands. The well reached a total depth of 1,055 metres (3,462 feet) and a suite of electronic logs was run. The logging indicates the presence of oil on logs within the targeted Leduc (D-3) Formation. Based on this positive development, the well was cased to depth.

We have called for a completion rig that will perforate and swab test this promising section of the Leduc Formation, and in October, 2005, we received a cash call from the operator of the 7-1 for approximately $115,000 ($134,375 Canadian funds) for the cost of completion of the well. The testing phase of the well is anticipated to take approximately 10 days, dependant on rig availability. The "7-1" well has confirmed the presence of a Leduc Pinnacle Reef buildup under our leases and that the presence of hydrocarbons is indicated on the logs.

The project consists of a Leduc (Devonian) reef target underlying three sections of petroleum and natural gas (P&NG) leases. Three other P&NG leases are included in the project area. The project lands consist of six sections of P&NG rights leased from the Crown, and three sections are thought to overlie a Leduc reef build-up on the edge of the Cooking Lake platform. Oil well spacing is normally 4 wells per section. Wells in the area that have penetrated the flanks of the reef have tested water, showing that there is porosity and permeability within the Leduc zone. The play is predicated on there being oil trapped in the top of the reef.

Kansas Prospects Data Sharing Agreement

On August 10, 2005, we entered into a data sharing agreement with Silver Star Energy, Inc. and Fidelis Energy, Inc., as purchasers, and Blue Scorpion Energy Inc. (“Blue Scorpion”, formerly 1048136 Alberta Ltd.), a private Alberta company, as vendor, wherein we acquired an interest in data and the interpretation of that data and a 25% working interest in the use of the data to develop the lands about which the data was compiled. Blue Scorpion purchased the data pursuant to an agreement with Wildes Exploration LLC dated June 5, 2005. The data was gathered by airborne surveys over lands in the State of Kansas that cover approximately 1,000,000 acres. The lands are located in central Kansas, covering parts of Ellsworth, Salina, McPherson, Reno, Harvey, Kingman, and Sedgwick counties.

We received a 25% interest and the purchasers received their interests in consideration for the conduct and completion of development programs of the lands and payment for the following two expenses in proportion to each party’s interests in the data: 1) the costs of the acquisition, by way of leases or otherwise, of up to two sections of the lands selected by Blue Scorpion for drilling two initial wells; and 2) the costs of drilling and completing the initial two wells. The working interests of the initial two wells will be as follows: Cascade Energy, Inc. – 25%, Fidelis Energy, Inc. – 25%, Silver Star Energy, Inc. - 20%, and Blue Scorpion – 30%.

Strand Fiord Coal Project

On June 15, 2005, we executed an acquisition proposal (the “Agreement”) with James Bay Energy Inc. (“James Bay”), a private company, whereby James Bay, with the subsequent ratification of First Nephi International, Inc. (“FNI”) as appropriate, agreed to grant to us an option to acquire an undivided 10% ownership interest in five coal exploration licenses (the “Licenses”) to explore and develop certain coal properties (collectively the “Property”) located on Axel Hieberg Island in the Canadian Arctic. Pursuant to an agreement (the “Underlying Agreement”) dated April 20, 2005, between James Bay and FNI, James Bay and FNI agreed to form a Nova Scotia company (“Novaco”) for the purposes of the joint-venture exploration and development of the Property. In the Underlying Agreement it was agreed that the ownership of Novaco would be FNI 90% and James Bay 10%, reflecting the respective interest of those parties in the Licenses.

Due to the failure of James Bay and FNI to form Novaco, we elected not to exercise the Option and subsequent to the Quarter ended August 31, 2005, our company and James Bay mutually agreed to terminate the Agreement. As at August 31, 2005, no amounts have been paid or capitalized by our company with respect to the Strand Fiord Coal Project.

Competitors

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. There are other competitors that have operations in the Alberta, California and Kansas areas that we have interests in and the presence of these competitors could adversely affect our ability to acquire additional leases.

Governmental Regulations

Our oil and gas operations are subject to various United States and Canadian federal, state and local governmental regulations. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. The production, handling, storage, transportation and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal, state, provincial and local laws and regulations relating primarily to the protection of human health and the environment. To date, expenditures related to complying with these laws, and for remediation of existing environmental contamination, have not been significant in relation to the results of operations of our company. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

Research and Development

Our business plan is focused on a strategy for maximizing the long-term exploration and development of our oil and gas projects in Alberta, California and Kansas. To date, execution of our business plan has largely focused on acquiring prospective oil and gas leases.

Employees

Currently our only employees are our directors and officers. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource contract employment as needed. However, with project advancement and if we are successful in our initial and any subsequent drilling programs we may retain additional employees.

REPORTS TO SECURITY HOLDERS

We are a reporting company under the Exchange Act. We file an annual report on Form 10-KSB and quarterly statements on Form 10-QSB with the Securities and Exchange Commission. We must also file other reports, such as current reports on Form 8-K, as applicable.

The public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. We are an electronic filer. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Internet address of the site is http://www.sec.gov.

MANAGEMENT DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion should be read in conjunction with our audited consolidated financial statements and the related notes for the years ended February 28, 2005 and February 29, 2004 which appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled “Risk Factors” beginning on page 9 of this registration statement.

Overview

We are an exploration stage company engaged in the exploration and development of natural gas and oil properties in the Province of Alberta, Canada, and in the States of California and Kansas. Our primary objective is to acquire, discover, upgrade and expand North American energy reserves towards near-term production and cash flow, together with identifying and participating in exploration opportunities.

To date we have acquired initial working interests in the Coyote Creek gas prospect in the Sacramento basin of California, USA, the Empress gas and Bolloque oil prospects in Alberta, Canada, and have entered into a data sharing agreement respecting several prospective areas in the State of Kansas.

We anticipate that we will expend approximately $2,125,000 during the twelve-month period ending December 31, 2006 to develop our current portfolio of properties, possibly make further acquisitions, and for working capital. Our priorities are the construction of the pipeline to tie-in the 11-16 well of the Empress Prospect, the completion and testing of the 7-1 well of the Bolloque Prospect, and the analysis of the Kansas data for identification of potential lease acquisitions and subsequent drill targets. These expenditures are broken down as follows:

Major expenditures expected for the next 12 months include the following:

Exploration and drilling	$1,000,000
Leasing	125,000
Operating expenses
General and administrative	750,000
General working capital	250,000
Total:	$2,125,000

Liquidity and Capital Resources

As at November 30, 2005, we had a working capital deficit of $1,226,385, compared to a working capital deficit of $207,339 as at February 28, 2005. Our cash on hand was $76,099 as at November 30, 2005 compared to $48 at February 28, 2005.

During the nine months ended November 30, 2005, we expensed exploration costs of $508,336 with respect to our Coyote Creek Project in California compared to $Nil during the comparable period in 2004. This was primarily for drilling costs of the 5,000 foot natural gas test well drilled by the operator of the project. Gas shows were present on logs over significant intervals, but the sands did not contain sufficient permeability and porosity to produce gas at economic rates. The well has been plugged and abandoned, and we are reviewing the options for any potential continued exploration on the project.

During the nine months ended November 30, 2005, the Company advanced $146,798 ($174,264 Canadian funds) to the Operator of the 11-16. This represents the Company’s 51% pro-rata portion of the estimated cost to connect the 11-16 to the Altagas gathering system. On December 6, 2005, the Company announced the completion of the construction of the pipeline, and the 11-16 commenced commercial production on December 7, 2005 at an initial rate of 350-400 Mcf per day.

During the nine months ended November 30, 2005, we expensed exploration costs of $374,704 ($450,000 CAD) with respect to our Bolloque Project located 60 miles due north of Edmonton, Alberta, Canada, for the drilling and casing of the “7-1” exploratory well. The well reached a total depth of 1,055 metres (3,462 feet) and a suite of electronic logs was run. In December 2005 the Company advanced funds to the Operator of the 7-1 for the completion of the well. A completion rig has been scheduled by the Operator to perforate and swab test two zones, these being oil in the Leduc, and gas in the Wabamun Formations.

During the nine months ended November 30, 2005, we expensed exploration costs of $14,286 with respect to our Kansas Prospect for leasing and geological activities.

During the nine months ended November 30, 2005, the Company was advanced $953,241 pursuant to a convertible debenture. The debenture bears interest at 5% per annum and the principle and interest was convertible, at the holders’ discretion, into shares of common stock of the Company at $0.50 per share. The debenture was due and payable in full on or before June 15, 2006. At November 30, 2005, the debenture included accrued interest of $20,402. On December 14, 2005, the Company extinguished this debenture by the payment of $974,968.

On November 30, 2005, the Company executed two secured convertible debentures totaling $3,500,000. The debentures bear interest at 5% per annum and the principle and interest is convertible, at the holders’ discretion, into shares of common stock of the Company at the lower of $0.2902 per share or 80% of the lowest daily volume weighted average trading price per share for the five trading days prior to conversion, subject to adjustment pursuant to the anti-dilution provisions as set forth in the convertible debentures. The debentures will mature on November 30, 2008 and January 10, 2009 ($1,750,000 on each date, respectively). The Company has the right to redeem a portion or all amounts outstanding under this debenture prior to the maturity date provided that the closing bid price of the Company’s common shares is less than the fixed conversion price at the time of the redemption notice. The

Company shall pay an amount equal to the principal amount being redeemed plus a redemption premium equal to 20% of the principal amount being redeemed and accrued interest. The purchaser of the convertible debentures also received 12,000,000 common share purchase warrants exercisable at $0.2902 per share until November 30, 2010. The first $1,750,000 debenture closed on November 30, 2005 wherein the Company received net proceeds of $1,435,000 on December 2, 2005. The remaining $1,750,000 debenture closed on January 10, 2006 wherein we received net proceeds of $1,575,000. The Company also entered in a pledge and escrow agreement dated November 30, 2005, whereby the Company agreed to irrevocably pledge 44,000,000 common shares of the Company’s security. These shares were issued into escrow in the Company’s name and will not be released unless the Company defaults on the debentures. At November 30, 2005, no value has been recorded for the shares, as the company has not defaulted on the debentures, thus not warranting a release of escrowed shares.

The receipt of the initial $1.75 million tranche in December 2005 provides the capital required to meet our immediate short-term needs, and the second tranche received in January 2006 will meet the balance of our estimated funding requirements for the next twelve months.

In November 2005, the Company closed a private placement financing for gross proceeds of $105,000 from the sale of 350,000 units at $0.30 per unit. Each unit consists of one common share in the capital of the Company and one common share purchase warrant which shall entitle the holder to purchase one common share of the Company at a price of $0.60 for a period of twenty-four months commencing from the closing of the private placement. All of the subscribers are Canadian citizens and are close personal friends of either a director or senior officer of the Company.

There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, if and when it is needed, we will be forced to scale down or perhaps even cease the operation of our business.

Results of Operations

For the Nine Months Ended November 30, 2005 Compared to the Nine Months Ended November 30, 2004

The Company has had only limited operations, and hasn’t yet realized any revenue from the sale of oil or gas from any of its prospective lands. The Company has realized a net loss from operations of $1,234,887 since inception. The majority of this loss is due to exploration costs of $508,336, $374,704, and $14,286 expensed with respect to our Coyote Creek, Bolloque, and Kansas Projects, respectively.

Operating Expenses. Operating expenses for the nine months ended November 30, 2005, totalled $257,635 compared to $43,042 for the same period in the prior year, an increase of $214,593. Legal fees increased to $87,992 for the nine months ended November 30, 2005, from $4,525 for the same period in the prior year. This was due to an increase in the number of transactions completed by the Company. Investor relations increased to $63,886 for the nine months ended November 30, 2005 from $Nil during the same period in the prior year. This was primarily as a result of the Company executing an investor relations services agreement in June of 2005 at a rate of $10,000 per month. Consulting fees increased to $39,200 for the nine months ended November 30, 2005, from $8,000 for the same period in the prior year. Advertising and promotion increased to $20,000 for the nine month period ended November 30, 2005, compared to $Nil for the same period in the prior year, as the Company contracted for the design, implementation and maintenance of our Company website, www.cascadeenergyinc.com. Interest on long-term debt increased to $20,403 for the nine month period ended November 30, 2005, compared to $Nil for the same period in the prior year, due to the recent execution and closing of a 5% convertible debenture in the amount of $953,021.

Net Loss for the Period. We recorded a net loss of $969,449 for the nine months ended November 30, 2005, compared with a net loss of $105,474 for the nine months ended November 30, 2004.

Product Research and Development

Our business plan is focused on a strategy for maximizing the long-term exploration and development of our oil and gas projects in Alberta, California and Kansas. To date, execution of our business plan has largely focused on acquiring prospective oil and gas interests.

Purchase of Significant Equipment

We do not intend to purchase any significant equipment (excluding oil and gas activities) over the twelve months ending December 31, 2006.

Employees

Currently our only employees are our directors and officers. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource contract employment as needed. However, if we are successful in our initial and any subsequent drilling programs we may retain additional employees.

Going Concern

We have suffered recurring losses from operations. The continuation of our company as a going concern is dependent upon our company attaining and maintaining profitable operations and raising additional capital. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our company discontinue operations.

Due to the uncertainty of our ability to meet our current operating expenses and the capital expenses noted above, in their report on the annual financial statements for the year ended February 28, 2005, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. As noted herein, we are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

NEW ACCOUNTING PRONOUNCEMENTS

On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share-Based Payment". SFAS No. 123(R) would require our company to measure all employee stock-based compensation awards using a fair value method and record such expense in its consolidated financial statements. In addition, SFAS No. 123(R) will require additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. For public entities that file as a small business issuer, SFAS No. 123(R) is effective for the first annual reporting period beginning after December 15, 2005.

In December 2004, FASB issued SFAS No. 153 to amend Opinion 29 by eliminating the exception for non-monetary exchanges of similar productive assets and replaces it with general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange is defined to have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after December 16, 2004.

Our company has not yet determined the effect of future implementation of these new standards on its consolidated financial statements.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements have been prepared on a going concern basis. We have accumulated a deficit of approximately of $668,476 from the inception to August 31, 2005. In the long-term, our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. We have historically satisfied our working capital needs primarily by issuing equity securities. As at August 31, 2005 we have cash of $3,949 which is not inclusive of the gross proceeds of the $3.5 million raised from the sale of convertible debentures subsequent to the interim period. Our company plans to raise additional capital by issuing equity securities for business operations, although we have not yet identified any sources of such financing. These financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern.

Research and development

All costs pertaining to research and development are charged to expense as incurred.

Stock Options

We apply Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees, “ and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, compensation cost has been recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

SFAS No. 123, “Accounting for Stock-Based Compensation, “ and SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and disclosure, “ requires our company to provide pro forma information regarding net income as if compensation cost for our stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, we estimate the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model. We have elected to continue to account for stock based compensation to employees under APB No. 25.

We apply SFAS No. 123 in valuing options granted to consultants and estimate the fair value of such options using the Black-Scholes option-pricing model. The fair value is recorded as consulting expense as services are provided. Options granted to consultants for which vesting is contingent based on future performance are measured at their then current fair value at each period end, until vested.

The Black-Scholes calculation uses assumptions and estimates, the determination of which is subject to management’s judgment. Such assumptions upon which the calculation is based are disclosed in the debentures to our consolidated financial statements.

Property, Plant and Equipment and Depreciation

Property, plant and equipment are stated at cost. Depreciation is computed over the estimated useful life using the straight-line and declining-balance methods. Long-lived assets used by our company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We continuously evaluate the recoverability of our long-lived assets based on estimated future cash flows and the estimated fair value of such long-lived assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

The promoters of our company are our directors and officers.

Our President and one of our directors, William Scott Marshall, is also the Managing Director of Blue Scorpion Energy Inc., a private Alberta company, and is the President and a director of Fidelis Energy, Inc. We have entered into the following agreements with Fidelis Energy, Inc. and/or Blue Scorpion Energy Inc:

- On June 1, 2005, we executed a farm-in agreement with Blue Scorpion to acquire a 49% working interest in Sections 5, 6, and 7 of the Empress Project, in Alberta, Canada. Under the terms of the Agreement, we would have earned a 49% working interest in each of the three (3) sections by drilling, casing and completing one exploratory gas well in each section. Well spacing in Alberta allows only one well per section. We elected not to commence with the drilling of these sections, thereby forfeiting our right to a 49% working interest in these properties.

- On June 30, 2005, we entered into an agreement with Blue Scorpion to acquire a 21% working interest in section 16 of the Empress Project, including the 11-16-24-2W4M well (the “11-16”). Under the terms of the agreement, we will earn the 21% working interest by paying all additional costs and expenses whatsoever relating to all development on Section 16 from the date of the agreement forward. An amendment to the section 16 agreement was signed subsequent to the quarter ended August 31, 2005, confirming that we have also earned a 49% working interest in three other sections (sections 9, 17, and 21) of the farmout lands near to section 16 as a result of Blue Scorpion having completed the 11-16 well. In the event we elect to drill an option well, we will earn 21% of the Blue Scorpion’s working interest if the option well is on Section 16 and 49% of Blue Scorpion’s working interest if the option well is on any of the other three sections.

- On July 22, 2005, we executed a farm-in agreement with Blue Scorpion to acquire a 49% working interest in Section 15 of the Empress Project. Under the terms of the agreement, we would have earned the 49% working interest by drilling one earning well on section 15 and spudding the earning well not later than 30-days after the full execution of the agreement. We elected not to commence with the drilling of the well, thereby forfeiting our right to a 49% working interest.

- On August 10, 2005, we entered into a data sharing agreement with Silver Star Energy, Inc. and Fidelis Energy, Inc., as purchasers, and Blue Scorpion, as vendor, wherein we acquired an interest in data and the interpretation of that data and a 25% working interest in the use of the data to develop the lands about which the data was compiled. Blue Scorpion purchased the data pursuant to an agreement with Wildes Exploration LLC dated June 5, 2005. The data was gathered by airborne surveys over lands in the State of Kansas that cover approximately 1,000,000 acres. We received a 25% interest and the purchasers received their interests in consideration for the conduct and completion of development programs of the lands and payment for the following two expenses in proportion to each party’s interests in the data: 1) the costs of the acquisition, by way of leases or otherwise, of up to two sections of the lands selected by Blue Scorpion for drilling two initial wells; and 2) the costs of drilling and completing the initial two wells. The working interests of the initial two wells will be as follows: Cascade Energy, Inc. – 25%, Fidelis Energy, Inc. – 25%, Silver Star Energy, Inc. - 20%, and Blue Scorpion – 30%.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

In the United States, our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol “CSCE.” The following quotations obtained from Stockwatch reflect the highs and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

Quarter Ended(1)	High	Low
November 30, 2005	$1.35	$0.18
August 31, 2005	$1.17	$0.68
May 31, 2005(2)	$0.95	$0.25
February 28, 2005	0	0

(1)            Our common shares were initially approved for quotation on the OTC Bulletin Board on February 11, 2005.

(2)            On May 5, 2005, our trading symbol changed to “CSCE” to reflect the change in our corporate name.

Our common shares are issued in registered form. Empire Stock Transfer Inc., 7251 West Lake Mead Blvd., Suite 300, Las Vegas, NV 89128 is the registrar and transfer agent for our common shares.

On February 1, 2006, the shareholders’ list of our common shares showed 28 registered shareholders and 49,150,000 shares issued and outstanding.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

The particulars of compensation paid to the following persons:

•	our chief executive officer;
•

each of our four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed financial year ended February 28, 2005, and whose total salary and bonus exceeds $100,000 per year; and

•

any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the most recently completed financial year, who we will collectively refer to as the named executive officers, of our three most recently completed fiscal years ended February 28, 2005, are set out in the following summary compensation table.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation (1)
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation
Robert Hoegler President and Director(2)	2005 2004 2003	$0 $0 $0	Nil Nil Nil	Nil Nil Nil	0 0 0	0 0 0	Nil Nil Nil	Nil Nil Nil
Floyd Flaman Chief Financial Officer and Director(3)	2005 2004 2003	$0 $0 $0	Nil Nil Nil	Nil Nil Nil	0 0 0	0 0 0	Nil Nil Nil	Nil Nil Nil

(1)             The value of perquisites and other personal benefits, securities and property for the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2)	Robert Hoegler resigned as President on April 21, 2005.
(3)	Floyd Flaman resigned as CFO on April 21, 2005.

Stock Options and Stock Appreciation Rights

During the year ended February 28, 2005, we did not grant any stock options to any of our executive officers.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Aggregate Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable / Unexercisable		Value of Unexercised In-the- Money Options/SARs at FY- end ($) Exercisable / Unexercisable
			Exercisable	Unexercisable	Exercisable	Unexercisable
N/A	Nil	Nil	Nil	Nil	N/A	N/A

COMPENSATION OF DIRECTORS

Except as noted below, we have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

AND CHANGE IN CONTROL ARRANGEMENTS

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

On January 1, 2006, we entered into a consulting agreement with Dane Brown, our Vice President, Corporate Development and one of our directors, wherein we have agreed to pay him a monthly fee of $8,000 per month as well as reasonable out-of-pocket expenses incurred in performing the duties described in Schedule “A” of the agreement. The agreement commences January 1, 2006 and terminates December 31, 2006, and will automatically renew for an additional one year unless otherwise stipulated.

On January 1, 2006, we entered into a consulting agreement with Scott Marshall, our President and one of our directors, wherein we have agreed to pay him a monthly fee of $15,000 per month as well as reasonable out-of-pocket expenses incurred in performing the duties described in Schedule “A” of the agreement. The agreement commences January 1, 2006 and terminates December 31, 2006, and will automatically renew for an additional one year unless otherwise stipulated.

On January 1, 2006, we entered into a consulting agreement with Chris Foster, one of our directors, wherein we have agreed to pay him a monthly fee of $6,500 per month as well as reasonable out-of-pocket expenses incurred in performing the duties described in Schedule “A” of the agreement. The agreement commences January 1, 2006 and terminates December 31, 2006, and will automatically renew for an additional one year unless otherwise stipulated.

On January 1, 2006, we entered into a consulting agreement with Gord Samson, our Chief Financial Officer and one of our directors, wherein we have agreed to pay him a monthly fee of $4,500 per month as well as reasonable out-of-pocket expenses incurred in performing the duties described in Schedule “A” of the agreement. The agreement commences January 1, 2006 and terminates December 31, 2006, and will automatically renew for an additional one year unless otherwise stipulated.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

We did not purchase any of our shares of common stock or other securities during the year ended December 31, 2005.

FINANCIAL STATEMENTS

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

The following financial statements are filed as part of this registration statement:

(a)           Audited Consolidated Financial Statements of Cascade Energy, Inc. (formerly Pro-Tech Holdings Ltd.)

Report of Independent Registered Public Accounting Firm, dated April 20, 2005

Consolidated Balance Sheets as at February 28, 2005 and February 29, 2004

Consolidated Statements of Operations from December 23, 2003 (inception) to February 29, 2004, for the year ended February 28, 2005

Consolidated Statements of Cash Flows from December 23, 2003 (inception) to February 29, 2004, for the year ended February 28, 2005

Consolidated Statements of Stockholders’ Equity for period from December 23, 2003 (inception) to February 29, 2005

Notes to the Consolidated Financial Statements

(b)           Unaudited Consolidated Interim Financial Statements of Cascade Energy, Inc. (formerly Pro-Tech Holdings Ltd.)

Interim Balance Sheets as at November 30, 2005 and February 28, 2005

Interim Statements of Operations for the three and nine months ended November 30, 2005 and from June 1, 2005 (Date of Inception of Exploration Stage) to November 30, 2005

Interim Statements of Cash Flows for the nine months ended November 30, 2005 and 2004 and from June 1, 2005 (Date of Inception of Exploration Stage) to November 30, 2005

Interim Statements of Operations From Discontinued Operations of Power Grow System Ltd. for the three and nine months ended November 30, 2005 and 2004

Interim Statement of Stockholders’ Equity (Deficiency) for the period December 23, 2003 (Date of Inception) to November 30, 2005

Notes to the Interim Financial Statements November 30, 2005

CASCADE ENERGY, INC.

(Formerly Pro-Tech Holdings Ltd.)

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

February 28, 2005 and February 29, 2004

(Stated in US Dollars)

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of

Cascade Energy, Inc.

(Formerly Pro–Tech Holdings Ltd.)

We have audited the consolidated balance sheets of Cascade Energy, Inc. (formerly Pro–Tech Holdings Ltd.) and subsidiary as of February 28, 2005 and February 29, 2004 and the related consolidated statements of operations, comprehensive loss, cash flows and stockholders’ equity (deficiency) for the year ended February 28, 2005 and the period from December 23, 2003 (Date of Inception) to February 29, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cascade Energy, Inc. (formerly Pro–Tech Holdings Ltd.) and subsidiary as of February 28, 2005 and February 29, 2004 and the results of their operations and their cash flows and the changes in stockholders’ equity (deficiency) for the year ended February 28, 2005 and the period from December 23, 2003 (Date of Inception) to February 29, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is dependant on its ability to raise capital from stockholders or other sources to sustain operations. These factors, as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	/s/ AMISANO HANSON
April 20, 2005	Chartered Accountants

CASCADE ENERGY, INC.

(Formerly Pro-Tech Holdings Ltd.)

CONSOLIDATED BALANCE SHEETS

February 28, 2005 and February 29, 2004

(Stated in US Dollars)

	February 28,	February 29,
ASSETS	2005	2004

Current
Cash	$-	$57,183
Accounts receivable (net of allowance of $30,535)	10,568	35,641
Inventory	6,809	12,461
Prepaid expenses and deposits	-	636

	17,377	105,921
Goodwill – Note 4	-	90,152

	$17,377	$196,073
LIABILITIES

Current
Bank overdraft	$9,453	$-
Accounts payable and accrued liabilities – Note 3	128,003	85,368
Due to related parties – Note 3	70,449	53,093
Loans payable – Note 5	16,810	9,953

	224,715	148,414
STOCKHOLDERS’ EQUITY (DEFICIENCY)

Capital stock – Notes 6 and 11
Common stock, $0.001 par value, 200,000,000 shares authorized
Preferred stock, $0.001 par value, 5,000,000 shares authorized
72,800,000 common shares issued and outstanding	9,100	9,100
Additional paid-in capital	49,000	49,000
Accumulated other comprehensive loss	(10,673)	-
Accumulated deficit	(254,765)	(10,441)

	(207,338)	47,659

	$17,377	$196,073

Nature and Continuance of Operations – Note 1

Subsequent Events – Note 11

SEE ACCOMPANYING NOTES

CASCADE ENERGY, INC.

(Formerly Pro-Tech Holdings Ltd.)

CONSOLIDATED STATEMENTS OF OPERATIONS

for the year ended February 28, 2005

and for the period December 23, 2003 (Date of Inception) to February 29, 2004

(Stated in US Dollars)

		December 23,
		2003 (Date of
	Year ended	Inception) to
	February 28,	February 29
	2005	2004

Sales	$189,139	$-

Cost of sales	128,614	-

Gross profit	60,525	-

Expenses
Accounting and audit fees	47,530	10,000
Advertising	16,172	-
Auto expenses	12,789	-
Bad debts	16,115	-
Bank charges and interest	6,751	-
Consulting fees – Note 3	56,732	-
Filing and listing fees	3,112	-
Investor relations	2,358	-
Legal fees	9,116	-
Office and general	8,843	683
Rent – Note 3	19,556	-
Salaries and benefits	3,107	-
Telephone	8,577	-
Transfer agent fees	1,000	-
Travel	2,153	-

	213,911	10,683

Loss before other items	(153,386)	(10,683)

Other items
Foreign exchange loss	(786)	242
Write-off of goodwill – Note 4	(90,152)	-

Net loss for the period	$(244,324)	$(10,441)

Basic and diluted loss per share	$(0.00)	$(0.00)

Weighted average number of common shares outstanding	72,800,000	24,400,000

SEE ACCOMPANYING NOTES

CASCADE ENERGY, INC.

(Formerly Pro-Tech Holdings Ltd.)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

for the year ended February 28, 2005

and for the period December 23, 2003 (Date of Inception) to February 29, 2004

(Stated in US Dollars)

		December 23,
		2003 (Date of
	Year ended	Inception) to
	February 28,	February 29
	2005	2004

Net loss for the period	$(244,324)	$(10,441)

Other comprehensive loss
Foreign currency translation adjustment	(10,673)	-

Comprehensive loss	$(254,997)	$(10,441)

SEE ACCOMPANYING NOTES

CASCADE ENERGY, INC.

(Formerly Pro-Tech Holdings Ltd.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the year ended February 28, 2005

and for the period December 23, 2003 (Date of Inception) to February 29, 2004

(Stated in US Dollars)

		December 23,
		2003 (Date of
	Year ended	Inception) to
	February 28,	February 29,
	2005	2004

Operating Activities
Net loss for the period	$(244,324)	$(10,441)
Item not affecting cash:
Write-off of goodwill – Note 4	90,152	-
Change in non-cash working capital items related to operations:
Accounts receivable	25,073	-
Inventory	5,652	-
Prepaid expenses and deposits	636	-
Accounts payable and accrued liabilities	42,635	10,332

Cash flows used in operating activities	(80,176)	(109)

Financing Activities
Bank overdraft	9,453	-
Increase in due to related parties	17,356	-
Increase in loans payable	6,857	-
Cash acquired – Note 4	-	2,192
Proceeds from sale of common stock	-	55,100

Cash flows provided by financing activities	33,666	57,292

Effect of foreign exchange rate changes on cash	(10,673)	-

Increase (decrease) in cash during the period	(57,183)	57,183

Cash, beginning of the period	57,183	-

Cash, end of the period	$-	$57,183

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$-	$-

Income taxes	$-	$-

Non-cash Transaction – Note 9

SEE ACCOMPANYING NOTES

CASCADE ENERGY, INC.

(Formerly Pro-Tech Holdings Ltd.)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

for the period December 23, 2003 (Date of Inception) to February 28, 2005

(Stated in US Dollars)

			Additional	Other
	Common Stock		Paid-in	Comprehensive
	Number*	Par Value	Capital	Loss	Deficit	Total

Issuance of common stock for cash – at $0.001	40,800,000	$5,100	$-	$-	$-	$5,100

Issuance of common stock for acquisition of Power Grow System Ltd. – at $0.001	12,000,000	3,000	-	-	-	3,000

Issuance of common stock for cash – at $0.05	8,000,000	1,000	49,000	-	-	50,000

Net loss for the period	-	-	-	-	(10,441)	(10,441)

Balance, February 29, 2004	72,800,000	9,100	49,000	-	(10,441)	47,659

Other comprehensive loss for the year	-	-	-	(10,673)	-	(10,673)

Net loss for the year	-	-	-	-	(244,324)	(244,324)

Balance, February 28, 2005	72,800,000	$9,100	$49,000	$(10,673)	$(254,765)	$(207,338)

* The common stock issued has been retroactively restated to reflect a forward split of 8 new shares for 1 old share effective on April 28, 2005.

SEE ACCOMPANYING NOTES

CASCADE ENERGY, INC.

(Formerly Pro-Tech Holdings)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

February 28, 2005 and February 29, 2004

(Stated in US Dollars)

Note 1	Nature and Continuance of Operations

The Company and its subsidiary, Power Grow System Ltd. (“PGS”), a private British Columbia, Canada company, are in the business of the design, manufacture and sale of a variety of hydroponics plant growing systems in British Columbia, Canada. Subsequent to February 28, 2005, the Company indicated its intention to explore and develop oil and gas properties in California, United States of America (Note 11). The Company is a public company, having filed an SB2 Registration Statement with the United States Securities and Exchange Commission during the year ended February 28, 2005, whose shares trade on the OTC Bulletin Board.

At February 28, 2005, the Company has a working capital deficiency of $207,338, has yet to achieve profitable operations and has incurred losses since inception totalling $254,765. The Company’s ability to continue as a going concern is dependent on raising additional capital to fund future operations and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern. These financial statements do not give affect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. Management plans to continue to provide for its capital needs during the year ended February 28, 2006 by the development of its sales, by issuing equity securities or by obtaining related party loans.

The Company was incorporated on December 23, 2003 in the State of Nevada and has adopted February 28 as its fiscal year end.

Note 2	Summary of Significant Accounting Policies

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results may differ from these estimates.

The financial statements, in management’s opinion, have been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Power Grow System Ltd., from the date of acquisition (Note 4). All inter-company transactions and account balances have been eliminated.

Cascade Energy, Inc.	- 54 -

(Formerly Pro-Tech Holdings Ltd.)

Notes to the Consolidated Financial Statements

February 28, 2005

(Stated in US Dollars)

Note 2	Summary of Significant Accounting Policies – (cont’d)

Revenue Recognition

The Company’s subsidiary generates revenue from selling hydroponics plant growing systems in Canada and the United States of America. The Company records sales revenue when a unit has been shipped and collection is reasonably assured. The consolidated financial statements for the year ended February 29, 2004 have not reported any revenue as the acquisition of the subsidiary was effective February 29, 2004. Revenue has been recorded for the year ended February 28, 2005.

A one-year warranty is provided by the Company. The Company does not have a history of warranty claims and management considers that future claims, if any, will not be material and therefore has not made any provision for future warranty costs in the financial statements. The Company will review this policy annually.

Allowance for Doubtful Accounts

The Company estimates and records allowance for doubtful accounts to include accounts receivable that are more than 90 days past due.

Inventory

Inventory, which is comprised of raw materials, is valued at the lower of cost and net realizable value. Cost is determined using the average cost method.

Foreign Currency Translation

The Company uses Canadian dollars as its functional currency and US dollars as its reporting currency. Current assets and liabilities are translated at the exchange rate in effect at the date of the balance sheet. Capital assets, stockholders’ equity, revenues and expenses are translated at the exchange rates in effect at the date of the transaction. Any gains or losses arising as a result of such translations are not included in operations but are reported as a separate component of equity as cumulative translation adjustments.

Financial Instruments

The carrying values of the Company’s financial instruments, consisting of cash, accounts receivable, bank overdraft, accounts payable and accrued liabilities, due to related parties and loan payable approximate their fair value due to the short maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Cascade Energy, Inc.	- 55 -

(Formerly Pro-Tech Holdings Ltd.)

Notes to the Consolidated Financial Statements

February 28, 2005

(Stated in US Dollars)

Note 2	Summary of Significant Accounting Policies – (cont’d)

Financial Instruments – (cont’d)

a)	Credit Risk:

For accounts receivable, the Company estimates, on a continuing basis, the probable losses and provides a provision for losses based on the estimated realizable value.

b)	Foreign Currency Risk:

The Company is exposed to fluctuations in foreign currencies through its operations in the United States. The Company monitors this exposure, but has no hedge positions. As at February 28, 2005, the Company had cash totalling $46 (2004:  $55,986) and accounts receivable totalling $9,527 (2004: $31,563) held in US dollars.

Income Taxes

The Company follows Statement of Financial Accounting Standards (“FAS”) No. 109, “Accounting for Income Taxes” which requires the use of the asset and liability method of accounting of income taxes. Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Goodwill and Intangible Assets

The Company has adopted the provisions of the FAS No. 142, Goodwill and Intangible Assets". Under FAS 142, goodwill and intangible assets with indefinite lives are not amortized but are annually tested for impairment. The determination of any impairment includes a comparison of the estimated future operating cash flows anticipated during the remaining life for the net carrying value of the asset as well as a comparison of the fair value to the book value of the Company or the reporting unit to which the goodwill can be attributed.

Basic and Diluted Loss Per Share

The Company reports basic loss per share in accordance with the FAS No. 128, “Earnings Per Share”. Basic loss per share is computed using the weighted average number of shares outstanding during the period.

Cascade Energy, Inc.	- 56 -

(Formerly Pro-Tech Holdings Ltd.)

Notes to the Consolidated Financial Statements

February 28, 2005

(Stated in US Dollars)

Note 2	Summary of Significant Accounting Policies – (cont’d)

Leases

Leases are classified as capital or operating leases. A lease that transfers substantially all of the benefits and risk incidental to ownership of property is classified as a capital lease. At the inception of a capital lease, an asset and an obligation are recorded at an amount equal to the lessor of the present value of the minimum lease payments and the property’s fair value at the beginning of the lease. All other leases are accounted for as operating leases wherein rental payments are expenses as incurred.

Oil and Gas Project Costs

The Company will use the successful efforts method of accounting for oil and gas activities. All costs associated with the acquisition of, exploration for and development of oil and gas reserves will be capitalized. Costs of exploratory wells that do not find proved and economically recoverable reserves including costs of related geological and geophysical studies and costs of carrying the retained property will be expensed.

Unproved oil and gas properties that are individually significant will be periodically assessed for impairment of value and a loss will be recognized at the time of impairment by providing an impairment allowance. Other unproved properties will be amortized based on the Company’s experience of successful drilling and average holding period. Capitalized assets of producing properties, including provision for estimated abandonment costs and salvage values will be amortized using the unit-of-production method. Other tangible well equipment will be amortized over their estimated useful lives.

New Accounting Standards

Management does not believe that any recently issued but not effective accounting standards if currently adapted could have a material affect on the accompanying financial statements.

Note 3	Related Party Transactions

During the year ended February 28, 2005 the Company incurred consulting fees of $45,028 (December 23, 2003 (Date of Inception) to February 29, 2004:  $Nil) charged by companies with directors in common with the Company.

By an agreement dated February 1, 2003, the Company entered into a sales and marketing agency agreement with a company with a director in common with the Company for $3,333 per month. This agreement terminates on January 30, 2006.

During the year ended February 28, 2005 the Company incurred rent of $5,994 (December 23, 2003 (Date of Inception) to February 29, 2004:  $Nil) charged by a company with a director in common with the Company.

Cascade Energy, Inc.	- 57 -

(Formerly Pro-Tech Holdings Ltd.)

Notes to the Consolidated Financial Statements

February 28, 2005

(Stated in US Dollars)

Note 3	Related Party Transactions – (cont’d)

These charges were measured by the exchange amount which is the amount agreed upon by the transacting parties.

Included in accounts payable at February 28, 2005 is $6,577 (February 29, 2004: $Nil) owing to directors of the Company and to companies with directors in common.

The amounts due to related parties represent advances and unpaid charges due to directors of the Company or to companies with directors in common with the Company and such advances are unsecured, non-interest bearing and have no specific terms of repayment.

Note 4	Acquisition of Power Grow System Ltd.

By an agreement dated February 2, 2004 and completed on February 29, 2004, the Company acquired 100% of the issued and outstanding shares of Power Grow System Ltd. (“PGS”), in consideration for 3,000,000 common shares of the Company.

This acquisition has been accounted for using the purchase method of accounting. The value assigned to the capital stock of the Company issued for the acquisition is equal to the fair value of the capital stock of the Company.

The fair value of PGS's assets and liabilities at February 29, 2004, the date of the acquisition, was as follows:

Cash	$2,192
Accounts receivable	35,641
Inventory	12,461
Prepaid expenses and deposits	636
Goodwill	90,152

Total assets	141,082
Less: Accounts payable and accrued liabilities	(75,036)
Due to related parties	(53,093)
Loans payable	(9,953)

Purchase price – 3,000,000 common shares at $0.001 per share	$3,000

At February 28, 2005, the Company has determined that the goodwill recorded on the acquisition of PGS is impaired and consequently has written it down to its net realizable value, being $Nil.

Note 5	Loans Payable

The loans payable are due to Gerry Brownridge, an unrelated party. The loans are unsecured, non-interest bearing and due on demand.

Cascade Energy, Inc.	- 58 -

(Formerly Pro-Tech Holdings Ltd.)

Notes to the Consolidated Financial Statements

February 28, 2005

(Stated in US Dollars)

Note 6	Capital Stock – Note 11

The Company's capitalization is 200,000,000 common shares, with a par value of $0.001 per share and 5,000,000 preferred shares with a par value of $0.001 per share. As at February 28, 2005, the Company has issued 72,800,000 common shares.

During the period ended February 29, 2004, the Company received $50,000 under an Offering Memorandum towards 8,000,000 common shares at $0.05 per share. The Offering Memorandum has closed and the shares have been issued.

At February 28, 2005, the Company has not granted any stock options and has not recorded any stock-based compensation.

On April 28, 2005, the Company approved a forward split of its common stock on the basis of 1 old share for 8 new shares. The number of shares referred to in these financial statements have been restated wherever applicable to give retroactive effect to the forward stock split.

Note 7	Income Taxes

The Company and its subsidiary have net operating loss carry-forwards of approximately $251,765, which may be available to offset future taxable income. These losses will begin to expire in 2010.

Note 8	Deferred Tax Assets

The following table summarizes the significant components of the Company’s deferred tax assets:

Total
Deferred Tax Assets
Non-capital loss carryforwards	$76,635
Valuation allowance for deferred tax asset	(76,635)
$-

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carry-forward that is likely to be realized from future operations. The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

Note 9	Non-Cash Transaction

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statement of cash flows. During the period ended February 29, 2004, the Company issued 3,000,000 common shares at $0.001 per share to acquire PGS. This transaction has been excluded from the statement of cash flows.

Cascade Energy, Inc.	- 59 -

(Formerly Pro-Tech Holdings Ltd.)

Notes to the Consolidated Financial Statements

February 28, 2005

(Stated in US Dollars)

Note 10	Segmented Information

The Company operates in one business segment and has sales in Canada and the United States of America. All assets of the Company are located in Canada. Sales by geographic segment are as follows:

		December 23, 2003
	Year ended	(Date of Incorporation)
	February 28,	to February 29,
	2005	2004

Canada	$19,768	$-
United States of America	169,371	-

	$189,139	$-

Note 11	Subsequent Events

a)

On April 28, 2005, the Company changed its name to Cascade Energy, Inc., forward split its common shares on the basis of 8 new shares for 1 old share and increased its authorized capital stock to 200,000,000 common shares.

b)

By an assignment agreement dated May 6, 2005, the Company acquired a 33.075% working interest in certain mineral leases situated in Tehama County, California, referred to as the Coyote Creek Prospect. As consideration for this assignment, the Company assumed complete responsibility for the performance of all obligations of the assignor with respect to the farm-out agreement in which the assignor purchased its 67.5% working interest in the Coyote Creek Prospect. These obligations include approximately $686,250 in geologic, geophysical, administration, land fee, dry hole drilling cost and completion costs.

CASCADE ENERGY, INC.

(An Exploration Stage Company)

INTERIM FINANCIAL STATEMENTS

November 30, 2005

(Stated in US Dollars)

(Unaudited)

CASCADE ENERGY, INC.

(An Exploration Stage Company)

INTERIM BALANCE SHEETS

November 30, 2005 and February 28, 2005

(Stated in US Dollars)

(Unaudited)

		November 30,	February 28,
ASSETS		2005	2005

Current
Cash		$76,099	$48
Share subscription receivable – Note 9		10,000	-
Advance receivable		5,132	5,998
Current assets of discontinued operations – Note 7		-	17,377
Deferred issue costs – Note 6		7,500	-

		98,731	23,423

Oil and Gas Properties – Note 3		146,798	-

		$245,529	$23,423

LIABILITIES

Current
Accounts payable and accrued liabilities – Note 4		$94,074	$23,228
Due to related parties – Note 4		10,600	7,644
Note payable – Note 5		246,799	-
Convertible Debenture Payable – Note 6		973,643	-
Current liabilities of discontinued operations – Note 7		-	199,890

		1,325,116	230,762

STOCKHOLDERS’ DEFICIENCY

Capital stock – Notes 6 and 9
Common stock, $0.001 par value, 200,000,000 shares authorized
Preferred stock, $0.001 par value, 5,000,000 shares authorized
49,150,000	common shares issued and outstanding (February 28, 2005: 72,800,000)	49,150	72,800
Additional paid-in capital		106,150	(14,700)
Accumulated other comprehensive loss for discontinued operations		-	(10,673)
Accumulated deficit		(84,549)	(254,766)
Accumulated deficit during the exploration stage		(1,150,338)	-

		(1,079,587)	(207,339)

		$245,529	$23,423

SEE ACCOMPANYING NOTES

CASCADE ENERGY, INC.

(An Exploration Stage Company)

INTERIM STATEMENTS OF OPERATIONS

for the three and nine months ended November 30, 2005 and 2004 and from June 1, 2005 (Date of Inception of

Exploration Stage) to November 30, 2005

(Stated in US Dollars)

(Unaudited)

					June 1, 2005
					(Date of
					Inception of
					Exploration
	Three months ended		Nine months ended		Stage) to
	November 30,		November 30,		November 30,
	2005	2004	2005	2004	2005

Expenses
Accounting and audit fees	$9,684	$8,491	$16,648	$23,613	$13,444
Advertising and promotion	10,000	-	20,000	-	20,000
Bank charges and interest	558	-	799	22	735
Consulting fees – Note 4	23,800	(1,000)	39,200	8,000	39,200
Filing and listing fees	1,433	2,774	6,003	2,774	5,231
Foreign exchange (gain) loss	(515)	-	(515)	89	(515)
Interest on long-term debt	10,923	-	20,403	-	20,403
Investor relations	31,420	-	63,886	-	63,886
Legal fees	87,992	1,925	87,992	4,525	87,992
Office and general	317	(1,398)	317	319	317
Rent – Note 4	756	1,200	756	2,700	756
Transfer agent fees	1,050	1,000	2,146	1,000	1,561

Loss before other items	(177,418)	(12,992)	(257,635)	(43,042)	(253,010)

Other items
Exploration costs - Note 3	(388,991)	-	(897,327)	-	(897,327)

Loss from continuing operations	(566,409)	(12,992)	(1,154,962)	(43,042)	(1,150,337)

Gain (loss) from discontinued operations – Schedule 1	-	(8,605)	185,513	(62,432)	187,494

Net loss	$(566,409)	$(21,597)	$(969,449)	$(105,474)	$(962,843)

Basic and diluted loss per share – continuing operations	$(0.01)	$(0.00)	$(0.02)	$(0.00)

Basic and diluted loss per share – discontinued operations	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of common shares outstanding	48,810,219	72,800,000	61,160,584	72,800,000

SEE ACCOMPANYING NOTES

CASCADE ENERGY, INC.

(An Exploration Stage Company)

INTERIM STATEMENTS OF CASH FLOWS

for the nine months ended November 30, 2005 and 2004 and from June 1, 2005 (Date of Inception of

Exploration Stage) to November 30, 2005

(Stated in US Dollars)

			June 1, 2005
			(Date of
			Inception of
			Exploration
	Nine months ended		Stage) to
	November 30,	November 30,	November 30,
	2005	2004	2005
Operating Activities
Net loss for the period	$(1,154,962)	$(43,042)	$(1,150,337)
Change in non-cash working capital items related to operations:
Prepaid expenses and deposits	-	(475)	-
Advance receivable	866	(5,998)	866
Accounts payable and accrued liabilities	70,847	1,467	67,511

Cash flows used in operating activities	(1,083,249)	(48,048)	(1,081,960)

Investing Activities
Oil and Gas Properties	(146,798)	-	(146,798)

Cash flows used in investing activities	(146,798)	-	(146,798)

Financing Activities
Increase in due to related parties	2,956	1,200	1,178
Increase in short-term loan payable	246,799	-	246,799
Increase in convertible debenture payable	973,643	-	973,643
Proceeds from share issuance	90,200	-	90,200
Deferred issue costs	(7,500)	-	(7,500)

Cash flows provided by financing activities	1,306,098	1,200	1,304,320

Increase (decrease) in cash from continuing operations	76,051	(46,848)	75,562

Decrease in cash from discontinued operations – Note 8	-	(2,192)	(555)

Increase (decrease) in cash during the period	76,051	(49,040)	75,007

Cash, beginning of the period	48	57,183	1,092

Cash, end of the period	$76,099	$8,143	$76,099

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$-	$-	$-

Income taxes	$-	$-	$-

Non-cash transaction – Note 10

SEE ACCOMPANYING NOTES

Schedule 1

CASCADE ENERGY, INC.

(An Exploration Stage Company)

INTERIM STATEMENTS OF OPERATIONS

FROM DISCONTINUED OPERATIONS OF POWER GROW SYSTEM LTD.

for the three and nine months ended November 30, 2005 and 2004

(Stated in US Dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2005	2004	2005	2004

Sales	$-	$32,533	$70,077	$146,765

Cost of sales	-	13,784	54,063	89,661

Gross profit	-	18,749	16,014	57,104

Expenses
Accounting and audit fees	-	4,374	1,610	1,500
Advertising	-	5,833	6,315	14,074
Auto expenses	-	2,290	1,899	9,996
Bad debt (recovery)	-	(2,198)	(11,402)	15,494
Bank charges and interest	-	1,633	1,609	5,038
Consulting fees – Note 4	-	8,617	13,585	37,678
Investor relations	-	466	-	1,864
Legal fees	-	17	1,084	725
Office and general	-	1,822	1,722	7,241
Rent – Note 4	-	1,477	1,695	13,887
Salaries and benefits	-	72	237	3,060
Subcontract	-	-	-	-
Telephone	-	2,902	-	6,859
Travel	-	49	3,354	2,120

	-	(27,354)	(23,794)	(119,536)

Loss before the following	-	(8,605)	(7,780)	(62,432)

Foreign currency translation adjustment	-	-	(2,280)	-
Gain on disposal of subsidiary – Note 7	-	-	195,573	-

Loss from discontinued operations	$-	$(8,605)	$185,513	$(62,432)

SEE ACCOMPANYING NOTES

CASCADE ENERGY, INC.

(An Exploration Stage Company)

INTERIM STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

for the period December 23, 2003 (Date of Inception) to November 30, 2005

(Stated in US Dollars)

						Accumulated
						Deficit
						During
						Exploration
				Accumulated		Stage
				Other		(June 1,
			Additional	Compre-	Accumu-	2005) To
	Common Stock		Paid-in	hensive	lated	November
	Number*	Par Value	Capital	Loss	Deficit	30, 2005	Total

Issuance of common stock for cash – at $0.000125	40,800,000	$40,800	$(35,700)	$-	$-	$-	$5,100
Issuance of common stock for acquisition of Power Grow System Ltd. – at $0.000125	24,000,000	24,000	(21,000)	-	-	-	3,000
Issuance of common stock for cash – at $0.00625	8,000,000	8,000	42,000	-	-	-	50,000
Net loss for the period	-	-	-	-	(10,441)	-	(10,441)

Balance, February 29, 2004	72,800,000	72,800	(14,700)	-	(10,441)	-	47,659
Other comprehensive loss for the year	-	-	-	(10,673)	-	-	(10,673)
Net loss for the year	-	-	-	-	(244,324)	-	(244,324)

Balance, February 28, 2005	72,800,000	72,800	(14,700)	(10,673)	(254,765)	-	(207,338)
Cancellation of common stock received from disposition of Power Grow System Ltd – at $0.000125	(24,000,000)	(24,000)	21,000	-	-	-	(3,000)
Issuance of common stock for Cash – at $0.30	350,000	350	104,650	-	-	-	105,000
Net loss from continuing operations	-	-	-	-	(4,624)	(1,150,338)	(1,154,962)
Net loss from discontinued operations	-	-	-	10,673	174,840	-	185,513
Share issue costs	-	-	(4,800)	-	-	-	(4,800)

Balance, November 30, 2005	49,150,000	$49,150	$106,150	$-	$(84,549)	$(1,150,338)	$(1,079,587)

* The common stock issued, par value of common stock, and additional paid-in capital have been retroactively restated to reflect a forward split of 8 new shares for 1 old share effective on April 28, 2005.

SEE ACCOMPANYING NOTES

CASCADE ENERGY, INC.

(An Exploration Stage Company)

NOTES TO THE INTERIM FINANCIAL STATEMENTS

November 30, 2005

(Stated in US Dollars)

(Unaudited)

Note 1	Interim Financial Statements and Continuance of Operations

While the information presented in the accompanying interim financial statements to November 30, 2005, financial statements is unaudited, it includes all adjustments which are, in the opinion of management, necessary to present fairly the financial position, result of operations and cash flows for the interim period presented in accordance with the accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature.

Operating results for the quarter ended November 30, 2005 are not necessarily indicative of the results that can be expected for the year ending February 28, 2006.

These financial statements have been prepared using generally accepted accounting principles in the United States of America applicable for a going concern which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. The Company has a working capital deficiency of $1,226,385 as at November 30, 2005, has not yet attained profitable operations, and has accumulated losses of $1,234,887 since inception. Its ability to continue as a going concern is dependent upon the ability of the company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. Realization values may be substantially different from carrying values as shown in these financial statements should the company be unable to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. The Company anticipates that additional funding will be in the form of equity financing from the sale of common shares. The Company may also seek to obtain additional short-term loans from the directors of the Company. There are no current arrangements in place for equity funding or short-term loans.

Note 2	Principles of Consolidation

The financial statements as at February 28, 2005 and for the three and nine months ended November 30, 2005, include the accounts of the Company and its wholly-owned subsidiary, Power Grow System Ltd. The company disposed of Power Grow System Ltd. on June 30, 2005 (Note 7). All inter-company transactions and account balances have been eliminated.

Cascade Energy, Inc.

(An Exploration Stage Company)

Notes to the Interim Financial Statements

November 30, 2005

(Stated in US Dollars)

Note 3	Oil and Gas Properties

1.	Oil and Gas Project Costs

The Company is in the development stage and has earned no revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of oil and gas properties. The Company uses the successful efforts method of accounting for these activities. Under this method of accounting, geological and geophysical costs and the costs of carrying and retaining undeveloped properties are charged to expense when incurred since they do not result in the acquisition of assets. Costs incurred to drill exploratory wells and exploratory-type stratigraphic test wells that do not find proved reserves are charged to expense when it is determined that the wells have not found proved reserves. Costs incurred to acquire properties and drill development wells, development-type stratigraphic test wells, successful exploratory wells, and successful exploratory-type stratigraphic wells are capitalized. Capitalized costs of wells and related equipment will be amortized, depleted, or depreciated using the units-of-production method. Costs of unproved properties will be assessed periodically to determine if an impairment loss should be recognized.

	November 30,	February 28,
Proved Oil and Gas Properties	2005	2005

Canada
Empress Project, Alberta	$58,940	$-
Development well costs	87,858	-

	146,798	-
Less: accumulated depreciation and depletion	-	-

	$146,798	$-

The Company entered into agreements to acquire interests in various unproven and proven oil and gas properties as follows:

Coyote Creek Prospect, California, USA

On May 6, 2005, by an assignment agreement, the Company acquired a 33.075% working interest in certain mineral leases situated in Tehama County, California, referred to as the Coyote Creek Prospect. As consideration for this assignment, the Company assumed complete responsibility for the performance of all obligations of the assignor with respect to the farm-out agreement in which the assignor purchased its 67.5% working interest in the Coyote Creek Prospect. These obligations included $508,336 in geologic, geophysical, administration, land fee, dry hole drilling costs, and plugging and abandonment costs. Drilling was completed in August 2005 and the well proved to be uneconomical, therefore the entire $508,336 was charged to expense. Consequently, no amount has been capitalized by the Company with respect to the Coyote Creek Prospect as at November 30, 2005.

Cascade Energy, Inc.

(An Exploration Stage Company)

Notes to the Interim Financial Statements

November 30, 2005

(Stated in US Dollars)

Note 3	Oil and Gas Properties – (cont’d)

Strand Fiord Coal Project, Canada

On June 15, 2005, the Company executed an acquisition proposal (the “Agreement”) with James Bay Energy Inc (“James Bay”), a private company, whereby James Bay, with the subsequent ratification of First Nephi International, Inc. (“FNI”) as appropriate, agreed to grant to the Company an option to acquire an undivided 10% ownership interest in five coal exploration licenses (the “Licenses”) to explore and develop certain coal properties (collectively the “Property”) located on Axel Hieberg Island in the Canadian Arctic. Pursuant to an agreement (the “Underlying Agreement”) dated April 20, 2005, between James Bay and FNI, James Bay and FNI agreed to form a Nova Scotia company (“Novaco”) for the purposes of the joint-venture exploration and development of the Property. In the Underlying Agreement it was agreed that the ownership of Novaco would be FNI 90% and James Bay 10%, reflecting the respective interest of those parties in the Licenses.

Due to the failure of James Bay and FNI to form Novaco, the Company elected not to exercise the Option and during the quarter ended November 30, 2005, the Company and James Bay mutually agreed to terminate the Agreement. As at November 30, 2005, no amounts have been paid or capitalized by the Company with respect to the Strand Fiord Coal Project.

Empress Project, Alberta, Canada

“Option Lands” (Sections 5, 6 and 7), Empress Project, Alberta, Canada

On May 19, 2005, the Company executed a farm-in agreement (the “Agreement”) with Blue Scorpion Energy Inc. (“Blue Scorpion”, formerly “1048136 Alberta Ltd.”) to acquire a 49% working interest in the Crown P&NG rights of Sections 5, 6, and 7 (the “Option Lands”) of the Empress Project, located in eastern Alberta, Canada. Under the terms of the Agreement, the Company will earn the 49% working interest in each of three sections of the project by drilling, casing and completing one exploratory gas well in each section. Blue Scorpion has a director in common with the Company.

The Company elected not to commence with the drilling of the Option Lands, thereby forfeiting its right to a 49% working interest in these properties. As at November 30, 2005, no amounts have been paid or capitalized by the Company with respect to the Option Lands of the Empress Project.

Cascade Energy, Inc.

(An Exploration Stage Company)

Notes to the Interim Financial Statements

November 30, 2005

(Stated in US Dollars)

Note 3	Oil and Gas Properties – (cont’d)

Empress Project, Alberta, Canada – (cont’d)

“Farmout Lands” (Sections 16, 9, 17, and 21) Empress Project, Alberta, Canada

On June 30, 2005, the Company executed a farm-in agreement (the “Agreement”) with Blue Scorpion (the “Grantor”) to acquire a 21% working interest in Section 16 of the Empress Project, located in eastern Alberta, Canada, including the 11-16-24-2W4M well (“11-16”). Under the terms of the Agreement, the Company will earn the 21% working interest by agreeing to pay the Grantor’s portion (51%) of all additional costs and expenses whatsoever relating to all development on Section 16 from the date of the Agreement forward. The interests earned by the Company under the agreement are subject to a 15% over-riding royalty interest for the original farmor of the property and an additional 3% over-riding royalty interest stipulated in an underlying agreement. Blue Scorpion has a director in common with the Company.

During the nine months ended November 30, 2005, the Company advanced $146,798 ($174,264 Canadian funds) to the Operator of the 11-16. This represents the Company’s 51% pro-rata portion of the estimated cost to connect the 11-16 to the Altagas gathering system. On December 7, 2005, the well commenced commercial production.

An amendment to the Agreement signed during the nine months ended November 30, 2005, confirms that the Company has also earned a 49% working interest in three other sections of the Farmout Lands (sections 9, 17, and 21) as a result of the Grantor having completed one well on Section 16.

The Company will have the right and option, for thirty days from rig release of the last Earning Well drilled on the Farmout Lands in which to elect in writing to the Original Farmor to drill a well (hereinafter referred to as the “Option Well”) at a location of its choice on four pre-selected unearned sections of the Farmout Lands, which Option Well must be spudded by the Company no later than forty five days after its election, subject to surface access, rig availability and regulatory approvals. The Company shall continuously and diligently drill the Option Well to Contract Depth and complete, cap or abandon same at its sole cost, risk and expense. Failure by the Company to elect to drill an Option Well shall be deemed to be an election to surrender its rights to drill an Option Well and to earn an interest in the unearned Farmout Lands.

In the event the Company elects to drill an Option Well, the Company will earn 21% of the Grantor’s Working Interest if the Option Well is on Section 16 and 49% of the Grantor’s Working Interest if the Option Well is on any of the other three Sections, subject to the Overriding Royalty and rights of conversion reserved by the original farmor.

Cascade Energy, Inc.

(An Exploration Stage Company)

Notes to the Interim Financial Statements

November 30, 2005

(Stated in US Dollars)

Note 3	Oil and Gas Properties – (cont’d)

Empress Project, Alberta, Canada – (cont’d)

Section 15, Empress Project, Alberta, Canada

On July 22, 2005, the Company executed a farm-in agreement (the “Agreement”) with a private company to acquire a 49% working interest in Section 15 of the Empress Project, located in eastern Alberta, Canada. Under the terms of the Agreement, the Company will earn the 49% working interest by drilling one Earning Well on Section 15 and spudding the Earning Well not later than 30-days after the full execution of the Agreement. The Company elected not to commence with the drilling of the well, thereby forfeiting its right to a 49% working interest. As at November 30, 2005, no amounts have been paid or capitalized by the Company with respect to Section 15 of the Empress Project.

Kansas Prospect Database Participation Rights, Kansas, USA- Note 4

On August 10, 2005, the Company executed a data sharing agreement (the “Agreement”) with Blue Scorpion to acquire a 25% working interest in certain proprietary oil and gas engineering data respecting several prospective areas in the State of Kansas. The data includes, among other things, certain magnetic data acquired by airborne surveys over lands (the “Lands”) in the State of Kansas that cover an area of approximately 1,000,000 acres, as well as interpretations of such data (including scaled digital plots defining potential prospects, maps and other related data). A 5% gross overriding royalty (the “Royalty”) has been reserved in an underlying agreement. Blue Scorpion has a director in common with the Company.

The Company, with a 25% working interest, will be participating in a joint venture with other working interest partners who are Fidelis Energy, Inc. (“Fidelis”) with a 25% working interest, Silver Star Energy, Inc.`(“Silver Star”) with a 20% working interest, and Blue Scorpion with a 30% working interest (collectively the “Companies”). The Companies agree to pay, in proportion to the interests in the data that they are entitled to earn under this Agreement, the costs of the acquisition, by way of lease or otherwise, of up to two sections of the Lands (the “Initial Lands”), selected by Blue Scorpion, for a two well drilling program on such Initial Lands. The Companies agree to advance to Blue Scorpion their respective share of the funds required to complete acquisition of the Initial Lands forthwith upon the receipt of written notification from Blue Scorpion that it has selected appropriate Initial Lands, and negotiated terms with the underlying owners of such Initial Lands, in order to secure the Initial Lands.

Cascade Energy, Inc.

(An Exploration Stage Company)

Notes to the Interim Financial Statements

November 30, 2005

(Stated in US Dollars)

Note 3	Oil and Gas Properties – (cont’d)

Kansas Prospect Database Participation Rights, Kansas, USA – (cont’d)

Upon the completion of the acquisition of the Initial Lands, the Companies shall fully fund, drill, abandon, or complete, as the case may be, two oil and/or gas wells (collectively the “Earning Wells”) on the Initial Lands in accordance with this Agreement, against the receipt of authorizations for expenditure from Blue Scorpion. Prior to the drilling, abandonment and or completion of the Earning Wells, the Companies will have earned no interest in the Data, the Earning Wells, or any part thereof. Blue Scorpion shall be the operator of all aspects the selection and acquisition of the Initial Lands and the drilling of the Earning Wells.

Upon the drilling, abandonment, or completion, as the case may be, of the Earning Wells, the Companies shall have earned the undivided interests in the Data, provided that the Data shall only be used by the Companies thereafter in the manner set forth in the Agreement. Subject to the Royalty, and any lessor royalties or other encumbrances flowing with the Initial Lands, the working interests of the parties in the Earning Wells and the Initial Lands shall be as follows: the Company – 25%; Fidelis – 25%; Silver Star – 20%; Blue Scorpion – 30%.

Blue Scorpion will be carried through the drilling and completion of the first two exploratory wells. The 70% joint venture working interest partners will pay 100% of the costs of drilling and completing the initial two wells. Subsequent to those first two wells, all participants in the play will contribute on a straight up working interest basis.

As at November 30, 2005, $14,286 has been paid and expensed by the Company with respect to the Agreement.

Bolloque Prospect, Alberta, Canada

On August 26, 2005, the Company executed a farm-in agreement (the “Agreement”) with a private company (the “Grantor”) to acquire the right to earn 49% of the interests that the Grantor can otherwise earn in the “Farmout Lands”, six sections of the Bolloque Project located 60 miles due north of Edmonton, Alberta, Canada.

Under the terms of the Agreement, the Company will earn the 49% working interest by drilling one Test Well on one of the sections comprising the Farmout Lands. If the Company fulfills its obligations with respect to the Test Well, it shall have the right to drill a like well (“First Option Well”) on any undrilled section of the Farmout Lands provided that written election is made to the original farmor within 45 days after the rig release date of the Test Well. If the Company elects to drill the First Option Well, it shall commence to drill on or within 45 days of the written election to the original farmor to drill subject to rig availability, regulatory approval and suitable surface access. In like manner the Company shall have the continuing rolling option to elect to drill, thereafter drill further Option Wells and earn on any undrilled section of the Farmout Lands on the same timing and earning basis as the First Option Well utilizing the rig release date of the then most immediately preceding Earning Well.

Cascade Energy, Inc.

(An Exploration Stage Company)

Notes to the Interim Financial Statements

November 30, 2005

(Stated in US Dollars)

Note 3	Oil and Gas Properties – (cont’d)

Bolloque Prospect, Alberta, Canada – (cont’d)

In August 2005, the Company advanced $374,704 ($450,000 Canadian funds) to the Operator of the property to finance the drilling of the Test Well. In September 2005, the “7-1” well was spudded and cased on section 1 of the Bolloque Farmout Lands. The well reached a total depth of 1,055 metres (3,462 feet) and a suite of electronic logs was run. The entire amount of the fund advanced was expensed as of November 30, 2005. Subsequent to November 30, 2005, the Company advanced funds to the Operator of the 7-1 for the completion of the well. A 3% gross over-riding royalty has been reserved in the underlying agreement.

Note 4	Related Party Transactions – Notes 3, 5 and 9

During the nine months ended November 30, 2005 the Company incurred consulting fees of $42,777 (November 30, 2004 - $Nil) paid or accrued to a director and former directors of the Company.

During the nine months ended November 30, 2005, the Company incurred rent of $1,693 (November 30, 2004 - $Nil) charged by a former director of the Company and a company with a director that is a former director of the Company.

These charges were measured by the exchange amount which is the amount agreed upon by the transacting parties.

Included in accounts payable at November 30, 2005 is $8,883 (February 28, 2005 - $6,577) owing to former directors of the Company and to companies with directors that are former directors of the Company.

The amounts due to related parties represent advances and unpaid charges due to directors of the Company or to a company with directors in common with the Company and such advances are unsecured, non-interest bearing and have no specific terms of repayment.

During the nine months ended November 30, 2005, the Company issued 16,666 units at $0.30 per unit for total proceeds of $5,000 to a director of the Company. The Company also paid $4,800 to the director as a finder’s fee.

Note 5	Note Payable

The note payable is unsecured, bears interest at 8% per annum and is due on demand. The note is due to a company with a common director.

Cascade Energy, Inc.

(An Exploration Stage Company)

Notes to the Interim Financial Statements

November 30, 2005

(Stated in US Dollars)

Note 6	Convertible Debentures

During the nine months ended November 30, 2005, the Company was advanced $953,241 pursuant to a convertible debenture. The debenture bears interest at 5% per annum and the principle and interest was convertible, at the holders’ discretion, into shares of common stock of the Company at $0.50 per share. The debenture was due and payable in full on or before June 15, 2006. At November 30, 2005, the debenture included accrued interest of $20,402. On December 14, 2005, the Company extinguished this debenture by the payment of $974,968.

On November 30, 2005, the Company executed two secured convertible debentures totalling $3,500,000. The debentures bear interest at 5% per annum and the principle and interest is convertible, at the holders’ discretion, into shares of common stock of the Company at the lower of $0.2902 per share or 80% of the lowest daily volume weighted average trading price per share for the five trading days prior to conversion, subject to adjustment pursuant to the anti-dilution provisions as set forth in the convertible debentures. The debentures will mature on November 30, 2008 and January 10, 2009 ($1,750,000 on each date, respectively). The Company has the right to redeem a portion or all amounts outstanding under this debenture prior to the maturity date provided that the closing bid price of the Company’s common shares is less than the fixed conversion price at the time of the redemption notice. The Company shall pay an amount equal to the principal amount being redeemed plus a redemption premium equal to 20% of the principal amount being redeemed and accrued interest. The purchaser of the convertible debentures also received 12,000,000 common share purchase warrants to purchase 12,000,000 common shares, exercisable at $0.2902 per share, until November 30, 2010. The $1,750,000 debenture closed on November 30, 2005 wherein the Company received net proceeds of $1,435,000 on December 2, 2005. The remaining $1,750,000 debenture closed on January 10, 2006 wherein the Company received net proceeds of $1,575,000. As additional non-cash fees for the debentures, the Company issued 4,812,130 common share purchase warrants to purchase 4,812,130 common shares, exercisable at $0.2902 per share until November 30, 2010.

The Company also entered in a pledge and escrow agreement dated November 30, 2005, whereby the Company agreed to irrevocably pledge 44,000,000 common shares of the Company’s security. These shares were issued into escrow in the Company’s name and will not be released unless the Company defaults on the debentures. At November 30, 2005, no value has been recorded for the shares, as the company has not defaulted on the debentures, thus not warranting a release of escrowed shares.

Cascade Energy, Inc.

(An Exploration Stage Company)

Notes to the Interim Financial Statements

November 30, 2005

(Stated in US Dollars)

Note 7	Discontinued Operations

On June 30, 2005, the Company executed an Acquisition/Disposition Agreement (the “Agreement”) whereby the Company agreed to dispose of 100% of the issued and outstanding shares in the common stock of its wholly-owned subsidiary, Power Grow Systems Ltd., to its two original shareholders in consideration of the purchasers delivering to the Company share certificates, representing a total of 3,000,000 (pre-forward split, 24,000,000 post-forward split) common shares in the capital of the Company registered and beneficially owned by the purchasers. In conjunction with the closing of the agreement on July 20, 2005, Power Grow Systems Ltd. will assume all current and future liabilities, tangible and intangible assets, intellectual and proprietary information relating to the hydroponics plant growing equipment operation.

The net loss on disposal was determined as follows:

Proceeds on disposal of subsidiary	$3,000

Net assets of subsidiary:
Cash	501
Accounts receivable	5,639
Inventory	6,893
Accounts payable	(101,249)
Due to related parties	(92,489)
Due to Cascade Energy, Inc.	(5,998)
Loan payable	(5,870)

(192,573)

Net gain on disposal of subsidiary	$195,573

Cascade Energy, Inc.

(An Exploration Stage Company)

Notes to the Interim Financial Statements

November 30, 2005

(Stated in US Dollars)

Note 7	Discontinued Operations – (cont’d)

The consolidated balance sheets include the following amounts related to the discontinued operations of the subsidiary.

	November 30,	February 28,
	2005	2005

Accounts receivable	$-	$10,568
Inventory	-	6,809

Current assets of discontinued operations	$-	$17,377

Bank overdraft	$-	$9,501
Accounts payable	-	104,776
Due to related parties	-	62,805
Due to Cascade Energy, Inc.	-	5,998
Loan payable	-	16,810

Current liabilities of discontinued operations	$-	$199,890

Accumulated other comprehensive loss from discontinued operations	$-	$10,673

Subsequent to the closing of the disposition, and during the nine months ended November 30, 2005, the Company returned to treasury and cancelled the 24,000,000 (post-forward split) common shares in its capital stock that were purchased in consideration of the disposition of its wholly owned subsidiary.

Cascade Energy, Inc.

(An Exploration Stage Company)

Notes to the Interim Financial Statements

November 30, 2005

(Stated in US Dollars)

Note 8	Statement of Cash Flows

Cash flows from discontinued operations are as follows:

	Nine months ended
	November 30,
	2005	2004

Cash flows used in operating activities
Gain (loss) from discontinued operations	$185,513	$(62,432)
Item not affecting cash:
Gain on disposal of subsidiary	(195,573)	-
Changes in non-cash working capital items:
Bank overdraft	(9,501)	13,021
Accounts receivable	4,929	26,497
Prepaid	-	(81)
Inventory	(84)	(2,724)
Accounts payable	(18,243)	18,456

Cash used in operating activities	(18,243)	(7,263)

Cash flows used by financing activities
Loan payable	(10,940)	3,786
Due to related parties	29,684	12,143
Due to Cascade Energy, Inc.	-	5,998

Cash provided by financing activities	18,744	21,927

Effect of foreign exchange rate changes on cash	-	(16,856)

Increase (decrease) in cash from discontinued operations prior to disposal	501	(2,192)

Cash balance of subsidiary on disposal	(501)	-

Increase (decrease) in cash from discontinued operations during the period	$-	$(2,192)

Cascade Energy, Inc.

(An Exploration Stage Company)

Notes to the Interim Financial Statements

November 30, 2005

(Stated in US Dollars)

Note 9	Capital Stock –Note 6

On April 28, 2005, the Company approved a forward split of its common stock on the basis of 8 new shares for 1 old share and increased its authorized capital stock to 200,000,000 common shares. The number of shares referred to in these financial statements have been restated wherever applicable to give retroactive effect to the forward stock split. The par value of common stock and additional paid-in capital has also been restated.

The Company's capitalization is 200,000,000 common shares, with a par value of $0.001 per share and 5,000,000 preferred shares with a par value of $0.001 per share.

On June 30, 2005, the Company disposed of 100% of the issued and outstanding shares in the common stock of its wholly-owned subsidiary, Power Grow Systems Ltd., in consideration of the delivery to the Company of share certificates, accompanied by duly executed Irrevocable Powers of Attorney to transfer the share certificates, representing a total of 3,000,000 (pre-forward split, 24,000,000 post-forward split) common shares in the capital of the Company. During the nine months ended November 30, 2005, the Company returned to treasury and cancelled the 24,000,000 (post-forward split) common shares in its capital stock that were purchased in consideration of the disposition of its wholly owned subsidiary.

During the nine months ended November 30, 2005, the Company issued 350,000 units at $0.30 per unit for total proceeds of $105,000. $10,000 of the proceeds was received subsequent to November 30, 2005. Each unit consists of one common share and one common share purchase warrant which shall entitle the holder to purchase one common share of the Company at $0.60 per share up to November 22, 2007. A finder’s fee of $4,800 was paid to a senior officer and director of the Company with respect to this private placement.

At November 30, 2005, the Company had 17,162,130 share purchase warrants outstanding. Each warrant entitles the holder the right to purchase one common share as follows:

Number	Exercise Price	Expiry Date
350,000	$0.60	November 9, 2007
16,812,130	$0.2902	November 30, 2010

17,162,130

Convertible Debentures-Note 6

Note 10	Non-cash Transaction

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statements of cash flows. During the nine months ended November 30, 2005, the Company issued 33,333 units at $0.30 per unit for share subscription receivable. This transactions was excluded from the statements of cash flows.

Note 11	Subsequent Events – Notes 3 and 6

On January 1, 2006, the Company entered into three consulting agreements with directors of the Company for monthly fees totalling $29,500. These agreements terminate on December 31, 2006 and will automatically renew for an additional year unless otherwise stipulated.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Cascade Energy, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Cascade Energy Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

- reasonably believed that their conduct was in or not opposed to our company’s best interests; or

- with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company’s favour by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted themself in good faith and that such person reasonably believed that their conduct was in or not opposed to our company’s best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to our company.

The determination to indemnify any such person must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- by independent legal counsel in a written opinion; or

- by court order.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling security holder. All of the amounts shown are estimates, except for the Securities and Exchange Commission Registration Fees.

SEC registration fees	$2,645.87
Printing and engraving expenses	$5,000(1)
Accounting fees and expenses	$20,000(1)
Legal fees and expenses	$45,000(1)
Commitment fees and expenses	$355,000
Transfer agent and registrar fees	$5,000(1)
Fees and expenses for qualification under state securities laws	$0
Miscellaneous	$6,000(1)
Total	$438,645.87

(1)	We have estimated these amounts

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

We issued 5,100,000 shares of common stock at a price of $0.001 per share, for total proceeds of $5,100.00, to nine purchasers on February 15, 2004. Of these shares, 1,500,000 were sold to our president, chief executive officer and director at the time, Robert Hoegler and 1,000,000 shares were sold to Floyd Flaman, our secretary, chief financial officer and director at the time. An additional 3,000,000 shares of common stock were issued on February 28, 2004 to Jason Bleuler (1,500,000 shares ) and Nick Brusatore (1,500,000 shares) in conjunction with the agreement to purchase all of the issued and outstanding shares in the capital stock of Power Grow System Ltd. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares in accordance with the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors and there no general solicitation in the offering. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Each investor was given adequate access to sufficient information about us to make an informed investment decision and each investor confirmed that they were sophisticated investors. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

We completed an offering of 1,000,000 shares of our common stock at a price of $0.05 per share to 39 individuals for total proceeds of $50,000 on February 28, 2004. The offering was pursuant to Regulation S of the Securities Act of 1933. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. Our offering complied with Category 3 of Regulation S.

On June 15, 2005, we executed three secured convertible debentures for a total of $3,000,000. The debentures bear interest at 5% per annum and the principle and interest is convertible, at the holders’ discretion, into shares of our common stock at $0.50 per share. The debentures were issued to non U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933. The debentures are due and payable in full on or before June 15, 2006. As at August 31, 2005, there was a total advanced of $908,021. Subsequent to the quarter ended August 31, 2005, one of the debentures has been closed at a principal amount of $953,021, and the other two debentures cancelled

On November 22, 2005, we closed a private placement consisting of 350,000 units at a price of $0.30 per unit for gross proceeds of $105,000. Each unit consists of one common share and one non-transferable common share purchase warrant exercisable for a period of twenty-four months from the date of closing at an exercise price of $0.60. We issued the securities to thirteen non U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933. No directed selling efforts were made in the United States by us, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933. In addition, we met the requirements set forth in Rule 903(b)(3)(iii)(B)(1), (2) and (4) of Regulation S in that the requirements contained therein were specifically provided for in the subscription agreements entered into with the subscribers.

On November 30, 2005, we entered into a securities purchase agreement with an institutional investor for an aggregate purchase price of $3,500,000, of which we have issued (i) a $1,750,000 secured convertible debenture, convertible into shares of our common stock, par value $0.001, and (ii) a warrant to purchase an aggregate of 12,000,000 additional shares of our common stock at an exercise price of $0.2902 per share exercisable until November 30, 2010. An additional $1,750,000 secured convertible debenture was issued on February 10, 2006. We issued the securities to an accredited investor pursuant to exemptions from registration as set out in Rule 506 of

Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities.

Item 27 EXHIBITS

The following Exhibits are filed with this Prospectus:

(2)	Plan of Purchase, Sale, Reorganization, Arrangement, Liquidation or Succession

2.1           Share Purchase Agreement dated February 2, 2004 among Pro-Tech Holdings Ltd. Power Grow System Ltd., Jason Bleuler and Nick Brusatore (incorporated by reference from our Registration Statement on Form SB-2 filed on May 19, 2004).

2.2           Acquisition/Disposition Agreement dated June 30, 2005 among Pro-Tech Holdings Ltd., Power Grow System Ltd., Jason Bleuler and Nick Brusatore (incorporated by reference from our Current Report on Form 8-K filed on July 22, 2005).

(3)	Articles of Incorporation and Bylaws

3.1           Articles of Incorporation (incorporated by reference from our Registration Statement on Form SB-2 filed on May 19, 2004).

3.2	By-laws (incorporated by reference from our Registration Statement on Form SB-2 filed on May 19, 2004).

3.3           Articles of Amendment (incorporated by reference from our Quarterly Report on Form 10-QSB filed on October 25, 2005).

(5)	Opinion on Legality
5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered.
(10)	Material Contracts

10.1         Assignment of Interest Agreement dated May 6, 2005 between Cascade Energy, Inc. and Calcor Energy Partners, LLC (incorporated by reference from our Current Report on Form 8-K filed on May 12, 2005).

10.2         Farm-in Agreement dated June 1, 2005 between Cascade Energy, Inc. and Blue Scorpion Energy Inc. (formerly “1048136 Alberta Ltd.”) (incorporated by reference from our Current Report on Form 8-K filed on June 20, 2005).

10.3         Farmout Agreement dated June 30, 2005 between Cascade Energy, Inc. and Blue Scorpion Energy Inc. (formerly “1048136 Alberta Ltd.”) (incorporated by reference from our Current Report on Form 8-K filed on September 30, 2005).

10.4         Farmout Proposal - Empress Prospect, Section 15, dated July 22, 2005 between Cascade Energy, Inc. and Blue Scorpion Energy Inc. (formerly “1048136 Alberta Ltd.”) (incorporated by reference from our Quarterly Report on Form 10-QSB filed on October 25, 2005).

10.5         Amendment to Farmout Agreement originally dated June 30, 2005, dated October 17, 2005 between Cascade Energy, Inc. and Blue Scorpion Energy Inc. (formerly “1048136 Alberta Ltd.”) (incorporated by reference from our Quarterly Report on Form 10-QSB filed on October 25, 2005).

10.6        Data Sharing Agreement dated August 10, 2005 among Cascade Energy, Inc., Silver Star Energy Inc., Fidelis Energy Inc. and Blue Scorpion Energy Inc. (formerly “1048136 Alberta Ltd.”) (incorporated by reference from our Current Report on Form 8-K filed on September 30, 2005).

10.7         Farmout Agreement dated August 26, 2005 between Cascade Energy, Inc. and Salida Capital, Inc. (incorporated by reference from our Current Report on Form 8-K filed on October 18, 2005).

10.8         Acquisition Proposal – Strand Fiord Coal Project, Canadian Arctic, dated June 15, 2005 between Cascade Energy, Inc. and James Bay Energy Inc. (incorporated by reference from our Quarterly Report on Form 10-QSB filed on October 25, 2005).

10.9         Mutual Release – Strand Fiord Coal Project, Canadian Arctic, dated October 3, 2005 between Cascade Energy, Inc. and James Bay Energy Inc. (incorporated by reference from our Quarterly Report on Form 10-QSB filed on October 25, 2005).

10.10      5% Secured Debenture dated June 15, 2005 between Cascade Energy, Inc. and Salifolia Invest and Trade Inc. (incorporated by reference from our Quarterly Report on Form 10-QSB filed on October 25, 2005).

10.11      5% Secured Debenture dated June 15, 2005 between Cascade Energy, Inc. and Ratan Consulting Inc. (incorporated by reference from our Quarterly Report on Form 10-QSB filed on October 25, 2005).

10.12      5% Secured Debenture dated June 15, 2005 between Cascade Energy, Inc. and Perosa Management S.A. (incorporated by reference from our Quarterly Report on Form 10-QSB filed on October 25, 2005).

10.13      Investor Relations Agreement dated June 1, 2005 between Cascade Energy, Inc. and The Catalyst Shareholder Services Company (incorporated by reference from our Quarterly Report on Form 10-QSB filed on October 25, 2005).

10.14       Form of Securities Purchase Agreement dated November 30, 2005 (incorporated by reference from our Annual Report or Form 8-K filed on December 21, 2005)

10.15       Form of Secured Convertible Debenture dated November 30, 2005 (incorporated by reference from our Annual Report or Form 8-K filed on December 21, 2005).

10.16       Form of Registration Rights Agreement dated November 30, 2005 (incorporated by reference from our Annual Report or Form 8-K filed on December 21, 2005).

10.17       Form of Common Stock Purchase Warrant dated November 30, 2005 (incorporated by reference from our Annual Report or Form 8-K filed on December 21, 2005).

10.18       Form of Securities Agreement dated November 30, 2005 (incorporated by reference from our Annual Report or Form 8-K filed on December 21, 2005).

10.19       Form of Pledge and Escrow Agreement dated November 30, 2005 (incorporated by reference from our Annual Report or Form 8-K filed on December 21, 2005).

10.20       Form of Escrow Agreement dated November 30, 2005 (incorporated by reference from our Annual Report or Form 8-K filed on December 21, 2005).

10.21      Consulting Agreement dated January 1, 2006 between Cascade Energy, Inc. and Dane Brown (incorporated by reference from our Form 8-K filed on January 23, 2006).

10.22      Consulting Agreement dated January 1, 2006 between Cascade Energy, Inc. and Scott Marshall (incorporated by reference from our Form 8-K filed on January 23, 2006).

10.23      Consulting Agreement dated January 1, 2006 between Cascade Energy, Inc. and Chris Foster (incorporated by reference from our Form 8-K filed on January 23, 2006).

10.24      Consulting Agreement dated January 1, 2006 between Cascade Energy, Inc. and Gord Samson (incorporated by reference from our Form 8-K filed on February 17, 2006).

(14)	Code of Ethics

14.1        Code of Business Conduct and Ethics (incorporated by reference from our Quarterly Report on Form 10-QSB filed on October 25, 2005).

(23)	Consents
23.1*	Consent of Amisano Hanson

*filed herewith.

Item 28 UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1)           file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a)	any prospectus required by Section 10(a)(3) of the Securities Act;

(b)           reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2)           for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Cascade Energy pursuant to the foregoing provisions, or otherwise, Cascade Energy has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Cascade Energy of expenses incurred or paid by a director, officer or controlling person of Cascade Energy in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Cascade Energy will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on February 22, 2006.

CASCADE ENERGY INC.

/s/ William Scott Marshall

By: William Scott Marshall, President and Director

(Principal Executive Officer)

(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints William Scott Marshall as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/ William Scott Marshall

By: William Scott Marshall, President and Director

(Principal Executive Officer, Principal Financial Officer

and Principal Accounting Officer)

Dated: January 12, 2006

/s/ Chris Foster

By: Chris Foster, Director

Dated: January 12, 2006

/s/ Dane Brown

By: Dane Brown, Director

Dated: January 12, 2006